Purchase and Sale Agreement

By And Between

MitEnergy Upstream LLC,
as Seller,

And

Energy XXI, Inc.,
as Buyer

TABLE OF CONTENTS

ARTICLE 1	DEFINITIONS	1
ARTICLE 2	SALE AND TRANSFER OF ASSETS; CLOSING	17

2.01.	Assets	17
2.02.	Purchase Price	17
2.03.	Closing	18
2.04.	Closing Obligations	18
2.05.	Allocations and Adjustments	20
2.06.	Assumption	23
2.07.	Retained Liabilities	24
2.08.	Imbalances and Future Delivery/Payment Obligations	25

ARTICLE 3	REPRESENTATIONS AND WARRANTIES OF SELLER	26

3.01.	Organization and Good Standing	26
3.02.	Authority; No Conflict	27
3.03.	Bankruptcy	28
3.04.	Taxes	28
3.05.	Legal Proceedings; Orders	28
3.06.	Brokers	29
3.07.	Tax Sharing Agreements	29
3.08.	Consents and Preferential Purchase Rights	29
3.09.	Imbalances and Future Delivery/Payment Obligations	29
3.10.	Contracts	29
3.11.	Laws and Regulations	31
3.12.	Non-Consent Operations	31
3.13.	Outstanding Capital Commitments	31
3.14.	Operation of Assets Since Effective Time	31
3.15.	No Pooling, Unitization, Communitization or Spacing Orders	31
3.16.	Material Factor	32

ARTICLE 4	REPRESENTATIONS AND WARRANTIES OF BUYER	32

4.01.	Organization and Good Standing	32
4.02.	Authority; No Conflict	32
4.03.	Certain Proceedings	33
4.04.	Knowledgeable Investor	33
4.05.	Securities Laws	33
4.06.	Due Diligence	33
4.07.	Basis of Buyer’s Decision	33
4.08.	Material Factor	34
4.09.	Brokers	34

ARTICLE 5	COVENANTS OF SELLER	34

i

5.01.	Access and Investigation	34
5.02.	Operation of the Assets	34
5.03.	Insurance	36
5.04.	Consent and Waivers	36
5.05.	Notification	37
5.06.	Satisfaction of Conditions	37

ARTICLE 6	COVENANTS OF BUYER	37

6.01.	Notification	37
6.02.	Limitations on Sections 5.05 & 6.01	37
6.03.	Satisfaction of Conditions	38

ARTICLE 7	CONDITIONS PRECEDENT TO BUYER’S OBLIGATION TO CLOSE	38

7.01.	Accuracy of Representations	38
7.02.	Seller’s Performance	38
7.03.	No Proceedings	38

ARTICLE 8	CONDITIONS PRECEDENT TO SELLER’S OBLIGATION TO CLOSE	38

8.01.	Accuracy of Representations	39
8.02.	Buyer’s Performance	39
8.03.	No Proceedings.	39

ARTICLE 9	TERMINATION	39

9.01.	Termination Events	39
9.02.	Effect of Termination	40

ARTICLE 10	INDEMNIFICATION; REMEDIES	40

10.01.	Survival	40
10.02.	Indemnification and Payment of Damages by Seller	40
10.03.	Indemnification and Payment of Damages by Buyer	41
10.04.	Time Limitations	43
10.05.	Limitations on Amount — Seller	43
10.06.	Limitations on Amount — Buyer	43
10.07.	Procedure for Indemnification – Third Party Claims	43
10.08.	Procedure for Indemnification – Other Claims	45
10.09.	Extent of Representations and Warranties	45
10.10.	Compliance With Express Negligence Test	46
10.11.	Limitations of Liability	46

ARTICLE 11	TITLE MATTERS, CASUALTIES AND ENVIRONMENTAL MATTERS	46

11.01.	Title Examination and Access	46
11.02.	Preferential Purchase Rights	47
11.03.	Required Consents	47
11.04.	Defensible Title	48
11.05.	Title Defects	48
11.06.	Seller’s Right to Cure	50
11.07.	Contested Title Defects	50
11.08.	Limitations on Adjustments for Title Defects	51
11.09.	Interest Additions	52
11.10.	Reconveyance	52
11.11.	Casualty Loss and Condemnation	52
11.12.	Environmental Release	53

ARTICLE 12	GENERAL PROVISIONS	54

12.01.	Records	54
12.02.	Expenses	54
12.03.	Notices	54
12.04.	Jurisdiction; Service of Process	56
12.05.	Further Assurances	56
12.06.	Waiver	56
12.07.	Entire Agreement and Modification	57
12.08.	Assignments, Successors, and No Third-Party Rights	57
12.09.	Severability	58
12.10.	Article and Section Headings, Construction	58
12.11.	Time of Essence	59
12.12.	Governing Law	59
12.13.	Counterparts	59
12.14.	Special Waivers	59
12.15.	Arbitration	61
12.16.	Tax Deferred Exchange	61
12.17.	Press Release	62
12.18.	Confidentiality	62
12.19.	Financial Information	65
12.20.	Amendments of Disclosure Schedules	66

EXHIBITS AND SCHEDULES

Exhibit “A”	Schedule of Wells
Exhibit “B-1”	Schedule of Leases
Exhibit “B-2”	Schedule of Contracts
Exhibit “C-1”	Form of Assignment of Record Title (OCS Leases)

Exhibit “C-2”	Form of Assignment of Operating Rights (OCS Leases)
Exhibit “C-3”	Form of Assignment and Bill of Sale of Oil and Gas Lease (State Leases)
Exhibit “C-4”	Form of General Assignment, Bill of Sale and Conveyance
Exhibit “C-5”	Form of Assignment of Overriding Royalty Interests
Exhibit “C-6”	Form of Assignment of OCS Pipeline Right-of-Way Grant
Exhibit “D”	Seller’s Disclosure Schedule
Exhibit “E”	Buyer’s Disclosure Schedule
Exhibit “F”	Form of Certificates
Exhibit “G”	Certain Excluded Assets
Schedule 2.02	Allocation of Purchase Price

PURCHASE AND SALE AGREEMENT

This Purchase and Sale Agreement (this “Agreement”) is made as of November 20, 2009, by and between MitEnergy Upstream LLC, a Delaware limited liability company (“Seller”) and Energy XXI, Inc., a Delaware corporation (“Buyer”).

RECITALS

Seller desires to sell, and Buyer desires to purchase, undivided interests in certain oil, gas, and mineral properties and related assets and contracts, for the consideration and on the terms set forth in this Agreement.

AGREEMENT

For and in consideration of the promises contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties, intending to be legally bound, agree as follows:

ARTICLE 1

DEFINITIONS

For purposes of this Agreement, in addition to other capitalized terms defined in this Agreement, the following terms have the meanings specified or referred to in this Article 1 when capitalized:

“AAA” – as defined in Section 12.15.

“Affiliate” – an Affiliate of a Person means any other Person that directly or indirectly, through one or more intermediaries, Controls, is Controlled by or is under common Control with the first mentioned Person.  For purposes of this definition, “Control” with respect to a Person, means the ownership by one Person, directly or indirectly, of fifty percent (50%) or more of the Voting Stock of such Person; and the terms “Controls,” “Controlled by,” and other derivatives shall be construed accordingly.  For purposes of this definition, “Voting Stock” means capital stock issued by a corporation, the membership or limited liability company interests of a limited liability company, or the equivalent interests in any other Person, the holders of which are ordinarily, in the absence of contingencies, entitled to vote for the election of directors or limited liability company managers (or persons performing similar functions) of such Person.

“Affiliate Buyer” – as defined in Section 12.08.

“Aggregate Title Defect Value” – as defined in Section 11.08.

“Agreed Interest Rate” – LIBOR plus two percent (2%) per annum.

“Allocated Values” – the values assigned among the Assets as set forth on Schedule 2.02.

“Assets” – all of Seller’s Record Title interests, Operating Rights, working interests, net revenue interests, overriding royalty interests, net profits interests, carried interests, rights and interests under non-consent or non-participation provisions of operating or similar agreements, post-payout interests, claim or cause of action interests and any other interests of a similar nature attributable to the following, except to the extent constituting Excluded Assets:  (i) the Leases, (ii) the Equipment, (iii) Hydrocarbons produced after the Effective Time, (iv) the Contracts, (v) the Claims, (vi) the Surface Rights, and (vii) the Asset Records.

“Asset Records” – Copies (or duplicate originals, if available) of all lease files, land files, well files, gas and oil sales contract files, gas processing files, division order files, abstracts, title opinions, land surveys, cores, logs, geological and geophysical information, maps, engineering data and reports, production records, reserve studies and evaluations (insofar as they cover and exist within the boundaries of the Assets), and other books, records, data, files, maps and accounting records, in each case to the extent related to the Assets, or used or held for use in connection with the ownership, use, maintenance or operation thereof.

“Assumed Liabilities” – as defined in Section 2.06.

“Breach” – a “Breach” of a material representation, warranty, covenant, obligation, or other provision of this Agreement or any instrument delivered pursuant to this Agreement shall be deemed to have occurred if there is or has been any inaccuracy in or breach of, or any failure to perform or comply with, such material representation, warranty, covenant, obligation, or other provision.

“Business Day” – any day other than a Saturday, Sunday, or any other day on which commercial banks in the United States of America or Japan are authorized or required by law or executive order to close.

“Buyer Affiliate Assets” – the interests owned by Buyer or any Affiliate of Buyer prior to the Effective Time in or to (i) the Leases, (ii) the Equipment, (iii) Hydrocarbons produced after the Effective Time, (iv) the Contracts, (v) the Claims, (vi) the Surface Rights, and (vii) the Asset Records.

“Buyer Group” – as defined in Section 10.02.

“Buyer’s Closing Documents” – as defined in Section 4.02(a).

“Buyer’s Disclosure Schedule” – the disclosure schedule attached as Exhibit E.

“Buyer’s Filings” – as defined in Section 10.03(g).

“Claims” – All of Seller’s right, title and interest in and to any claims, demands, causes of action, rights of recovery, rights of set-off, rights to refunds and similar rights against third parties (including, without limitation, (i) claims against insurers under the insurance policies required to be maintained until Closing pursuant to Section 5.03 and (ii) claims for indemnification and contribution) to the extent related to (a) the ownership, use, construction, maintenance or operation of the Assets after the Effective Time, (b) any damage to the Assets occurring prior to the Effective Time and not repaired or replaced prior to the Effective Time, or (c) the Assumed Liabilities, or any portion thereof, if any, including any claims for refunds, prepayments, offsets, recoupment, judgments and the like, whether received as payment or credit against future liabilities, in each case to the extent related to the matters covered by clauses (a), (b) or (c) above; provided, however, that the term “Claims” shall not include (1) any claims or causes of action against Seller or any Affiliate of Seller, (2) any claims or causes of action with respect to any Excluded Asset, (3) any claims or rights against insurers or other third parties for Retained Liabilities for which Seller is responsible under this Agreement, and (4) any claims or rights against insurers, other than, in the case of clause (4) above, (I) claims or rights under the insurance policies required to be maintained until Closing pursuant to Section 5.03 (except for Retained Liabilities) and (II) claims or rights to any insurance proceeds for the damages referenced in (b) above to the extent Seller does not apply such insurance proceeds against repair or replacement costs incurred by Seller with respect to the Assets.

“Closing” – as defined in Section 2.03.

“Closing Date” – as defined in Section 2.03.

“Confidential Information” – all information disclosed by Seller or Seller’s Representatives to Buyer or Buyer’s Representatives in connection with this Agreement which is non-public, private, confidential or proprietary, including, but is not limited to, all “Information” under the Prior Confidentiality Agreement, all information provided to Buyer pursuant to Section 12.19, all geological and/or geophysical data, maps, records, interpretations, graphs, reports, documents, valuations, statements, analyses, compilations, studies or other documents and all other technical, economic or descriptive information, data or concepts relating to the Assets that are disclosed by Seller or Seller’s Representatives to Buyer or Buyer’s Representatives in any form or format, together with all copies, notes and other reproductions made by Buyer or its Representatives of any Confidential Information.  Confidential Information, however, shall not include any information:

(a)	that was in Buyer’s or any of its Affiliate’s proper possession prior to the disclosure thereof by Seller or Seller’s Representatives to Buyer or Buyer’s Representatives,

(b)	comes into the possession of Buyer or any of its Affiliates after the date hereof through a third party source other than Seller or Seller’s Representatives who had a right to obtain such information,

(c)
that otherwise is presently, or hereafter becomes, a part of the public knowledge or literature without default by Buyer or any of its Affiliates of its obligations under Section 12.18(b) through (e) of this Agreement, or

(d)	that is independently developed by Buyer or any of its Affiliates.

“Consent” – any approval, consent, ratification, waiver, or other authorization (including any Governmental Authorization) from any Person which is required to be obtained in connection with the execution or delivery of this Agreement or the consummation of the Contemplated Transactions.

“Contemplated Transactions” – all of the transactions contemplated by this Agreement, including, but not limited to:

(a)	the sale of the Assets by Seller to Buyer;

(b)	the execution, delivery, and performance of the Instruments of Conveyance and all other instruments and documents required under this Agreement;

(c)	the performance by Buyer and Seller of their respective covenants and obligations under this Agreement; and

(d)	Buyer’s acquisition, ownership, and exercise of control over the Assets.

“Contract” – any valid and subsisting contract, agreement or instrument by which any of the Assets are bound, or that directly relates to or is otherwise directly applicable to any of the Assets, only to the extent applicable to the Assets rather than Seller’s other properties, including but not limited to, operating agreements, unitization, pooling and communitization agreements, declarations and orders, joint venture agreements, farmin and farmout agreements, water rights agreements, platform agreements, production handling agreements, exploration agreements, participation agreements, exchange agreements, transportation or gathering agreements, agreements for the sale and purchase of Hydrocarbons or processing agreements to the extent applicable to the Assets or the production of Hydrocarbons from the Assets, including, without limitation, those listed on Exhibit B-2 that are valid and subsisting and directly relate to or are otherwise directly applicable to any of the Assets, but excluding any contracts, agreements and instruments to the extent transfer is prohibited by any bona fide third party restriction or Legal Requirement and the necessary consents to transfer are not obtained as contemplated by Section 11.03.

“Covered Liabilities” – as defined in Section 2.06.

“Cure” – as defined in Section 11.06.

“Cure Notice” – as defined in Section 11.06.

“DTPA” – as defined in Section 12.14.

“Damages” – as defined in Section 10.02.

“Defect Value” – as defined in Section 11.05.

“Defensible Title” – as defined in Section 11.04.

“De Minimis Title Defect Cost” – as defined in Section 11.08.

“Deposit Amount” – Five percent (5%) of the Purchase Price that is paid to Seller in accordance with Section 2.02.  If applicable, the Deposit Amount shall also include the additional amount equal to five percent (5%) of the Purchase Price that is paid to Seller in accordance with Section 2.03 in connection with an extension of the Intended Closing Date.

“EC 270 Withdrawal” – All monetary obligations and transfer requirements attributable to Seller’s post-Effective Time election to withdraw from the East Cameron, Block 270 lease and forfeit its rights and interests in and under said lease and the applicable operating agreement, including Seller’s obligations from and after the Effective Time under Article XVIII of the East Cameron 270 Operating Agreement dated January 1, 1971, between Pennzoil Offshore Gas Operators, Inc., Mesa Petroleum Co., Texas Production Company and Mobil Oil Corporation, as amended through the Effective Time.

“EI 330 Platform Costs” – all plugging, abandonment and removal costs with respect to the Eugene Island 330 “A” and “C” Platforms and the wells associated with such Platforms that are incurred by or on behalf of Seller prior to November 1, 2009.

“Effective Time” – July 1, 2009, at 7:00 a.m., Central Time.

“Encumbrance” – any charge, equitable interest, privilege, lien, option, pledge, collateral assignment, security interest, right of first refusal, restriction, reservation, encroachment, defect or irregularity of any kind.

“Environment” – soil, land, surface or subsurface strata, surface waters (including navigable waters, ocean waters, streams, ponds, drainage basins, and wetlands), groundwater, drinking water supply, stream sediments, ambient air (including indoor air), plant and animal life, and any other environmental medium or natural resource.

“Environmental Condition” –  (i) any condition existing prior to the Closing Date with respect to the Assets, the air, land, soil, surface, seabed, subsurface strata, surface water, ground water, or sediments, or Hazardous Materials released or migrating from the Assets, which causes an Asset to be subject to Remediation under, or not in compliance with an Environmental Law, or (ii) any operating practice or similar course of conduct by Seller or its Affiliates (or the operator) with respect to the Assets that existed or commenced prior to the Closing Date with respect to matters governed by or regulated under Environmental Laws that is not in compliance with such Environmental Laws.

“Environmental Law” – any Legal Requirement that requires or relates to:

(a)	advising appropriate authorities, employees, and the public of intended or actual releases of pollutants or hazardous substances or materials that could have significant impact on the Environment;

(b)	preventing or reducing to acceptable levels the release of pollutants or hazardous substances or materials into the Environment;

(c)	reducing the quantities, preventing the release, or minimizing the hazardous characteristics of wastes that are generated;

(d)	protecting resources, species, or ecological amenities;

(e)	reducing to acceptable levels the risks inherent in the transportation of hazardous substances, pollutants, oil, or other potentially harmful substances;

(f)	cleaning up pollutants that have been released, preventing the threat of release, or paying the costs of such clean up or prevention;

(g)
making responsible parties pay private parties, or groups of them, for damages done to their health or the Environment, or permitting self-appointed representatives of the public interest to recover for injuries done to public assets; or

(h)	protecting human health and safety.

“Environmental Liabilities” – any cost, damage, expense, liability, obligation, or other responsibility arising from or under either an Environmental Law or third party claims relating to the Environment, Environmental Conditions, or the release, handling, use or disposal of Hazardous Materials, and which relates to the Assets or the ownership or operation of the same.

“Equipment” – any and all wells, equipment, and facilities located on the Leases, including, but not limited to, the Wells, pumps, platforms, well equipment (surface and subsurface), saltwater disposal wells, water wells, lines and facilities, sulfur recovery facilities, compressors, compressor stations, dehydration facilities, treatment facilities, pipeline gathering lines, flow lines, transportation lines, valves, meters, separators, tanks, tank batteries, and other fixtures to the extent that the same are used for or held for use in connection with, and attributable to Seller’s ownership or operation of, the Leases.  The Equipment also includes all Wells listed on Exhibit A, and all platforms, well equipment (surface and subsurface), lines and facilities and other fixtures and personal property related to such Wells, whether or not such Wells and related property are located on the Leases.

“Excluded Assets” – the following assets, which are not covered by the transaction contemplated by this Agreement:

(a)
(i) all trade credits, accounts receivable, notes receivable. and other receivables attributable to the Assets with respect to any period of time prior to the Effective Time and (ii) all deposits, cash, checks in process of collection, cash equivalents, and funds attributable to the Assets with respect to any period of time prior to the Effective Time;

(b)	all company, financial, and tax records of Seller, subject to Section 12.01 below;

(c)
all claims and causes of action of Seller (other than the Claims) (i) arising from acts, omissions, or events, or damage to or destruction of property occurring prior to the Effective Time, and (ii) affecting any of the other Excluded Assets;

(d)
all rights, titles, claims, and interests of Seller (i) under any policy or agreement of insurance or indemnity, (ii) under any bond, or (iii) to any insurance proceeds or awards; provided that these exclusions shall not prejudice Seller's assignment to Buyer of Seller’s interests in the Claims;

(e)
all Hydrocarbons produced from or attributable to the Assets with respect to all periods prior to the Effective Time (excluding all rights and interests with respect to Imbalances as of the Effective Time), together with all proceeds from or attributable to such Hydrocarbons;

(f)
claims of Seller for refund of, or loss carry forwards with respect to (i) production, ad valorem, or any other taxes attributable to any period prior to the Effective Time, or (ii) income or franchise taxes or any other taxes attributable to any of the other Excluded Assets;

(g)
all amounts due or payable to Seller as adjustments or refunds under any Contracts, with respect to periods prior to the Effective Time, specifically including, without limitation, (i) credits, adjustments, or refunds under the Deep Water Royalty Relief Act or any other act, statute, rule, law, or regulation, and (ii) amounts recoverable from audits under operating agreements, but excluding all rights and interests with respect to Imbalances as of the Effective Time;

(h)	all amounts due or payable to Seller as adjustments to insurance premiums related to any period prior to the Effective Time or after Closing;

(i)
all proceeds, benefits, income, or revenues accruing (and any security or other deposits made) with respect to (i) the Assets prior to the Effective Time, but excluding all rights and interests with respect to Imbalances as of the Effective Time; and (ii) any of the other Excluded Assets;

(j)
all legal files; attorney-client communications or attorney work product; records and documents subject to confidentiality provisions, claims of privilege or other restrictions on access; and auditor’s reports; provided, however, that Buyer shall be entitled to receive copies of title abstracts and title opinions with respect to the Assets and these copies (but not the originals) will be included in the Assets, with the understanding that Seller makes no representation regarding the accuracy of any such title abstracts or title opinions;

(k)	any interpretive seismic, geochemical, and geophysical information and data, or other proprietary information relating thereto licensed by unaffiliated third parties to Seller;

(l)	all of Seller’s and its Affiliates’ intellectual property, including but not limited to proprietary computer software, patents, trade secrets, copyrights, names, marks, and logos;

(m)
all of Seller’s contracts the primary purpose of which is intended to benefit from or reduce or eliminate the risk of fluctuations in (i) the price of commodities, including oil, natural gas and natural gas liquids, (ii) interest rates, or (iii) securities, including futures, hedge, swap, collar, put, call, floor, cap and option contracts for such purpose;

(n)
all claims or causes of action against Pogo Producing Company or its successors, assigns or insurers under or pursuant to that certain Purchase and Sale Agreement dated as of April 20, 2006, by and between Pogo Producing Company and MitEnergy Upstream LLC, as amended; and

(o)	all of Seller’s transportation and production marketing or sales agreements set forth in Exhibit “G”.

“Existing Environmental Liabilities” – All Environmental Liabilities arising out of the operation or ownership of the Assets on or prior to the Closing Date, other than Environmental Defects.

“EXXI” – as defined in Section 12.08.

“Final Amount” – as defined in Section 2.05(c).

“Final Settlement Date” – as defined in Section 2.05(c).

“Final Settlement Statement” – as defined in Section 2.05(c).

“Future Delivery/Payment Obligation” – any obligation of Seller (i) under any contract or agreement for the sale of gas from the Assets containing a take-or-pay, advance payment, prepayment, or similar provision, or under any gathering, transmission, or any other contract or agreement with respect to any of the Assets, to gather, deliver, process, or transport any gas without then or thereafter receiving full payment therefor, (ii) to deliver any quantities of gas or to pay any penalties or other amounts, in connection with the violation of any of the terms of any gas contract or other agreement with shippers with respect to the Assets, or (iii) to pay any penalties or other payments under any gas transportation or other agreement as a result of the delivery of quantities of gas from the Wells in excess of the contract requirements; provided that Future Delivery/Payment Obligations shall not include any Imbalances.

“Governmental Authorization” – any approval, consent, license, permit, waiver, or other authorization issued, granted, given, or otherwise made available by or under the authority of any Governmental Body or pursuant to any Legal Requirement.

“Governmental Body” – any:

(a)	nation, state, county, city, town, village, district, or other jurisdiction of any nature;

(b)	federal, state, local, municipal, foreign, or other government;

(c)	governmental or quasi-governmental authority of any nature (including any governmental agency, branch, department, official, or entity and any court or other tribunal);

(d)	multi-national organization or body; or

(e)	body exercising, or entitled to exercise, any administrative, executive, judicial, legislative, police, regulatory, or taxing authority or power of any nature.

“Hazardous Materials” – any material, pollutant, contaminant, substance or waste that is regulated by any Governmental Body under any Environmental Laws.

“Hydrocarbons” – oil, gas, minerals, and other gaseous and liquid hydrocarbons or any combination of the foregoing, produced from and attributable to the Leases.

“Imbalances” – over-production or under-production or over-deliveries or under-deliveries with respect to Hydrocarbons produced from or allocated to the Assets, regardless of whether such over-production or under-production or over-deliveries or under-deliveries arise at the platform, wellhead, pipeline, gathering system, transportation system, processing plant or other location, including, without limitation, any imbalances under gas balancing or similar agreements, platform imbalances under production handling agreements, imbalances under processing agreements and imbalances under gathering or transportation agreements.

“Instruments of Conveyance” – the instruments of conveyance transferring title to the Assets.  For each OCS Lease, Seller and Buyer shall execute, acknowledge, and deliver five (5) originals of an assignment substantially in the form of Exhibit “C-1,” where Seller owns Record Title, or Exhibit “C-2,” where Seller owns only Operating Rights.  For each State Lease, Seller and Buyer shall execute, acknowledge, and deliver multiple originals (as reasonably requested by either party) of an Assignment and Bill of Sale substantially in the form of Exhibit “C-3,” along with such counterpart instruments as may be required by the relevant Governmental Body, prepared on the form promulgated by such Governmental Body.  In addition, Seller and Buyer shall execute, acknowledge, and deliver multiple originals (as reasonably requested by either party) of (a) a general assignment, bill of sale and conveyance covering all Assets, substantially in the form of Exhibit “C-4,” (b) an Assignment of Overriding Royalty Interest, substantially in the form of Exhibit “C-5,” for the overriding royalty interests included in the Assets, (c) an Assignment of OCS Pipeline Right-of-Way Grant, substantially in the form of Exhibit “C-6,” for each federal OCS pipeline right-of-way grant included in the Assets for which the MMS recognizes Seller’s title, and (d) such other instruments as may be necessary to convey all of the Assets in forms that are mutually acceptable to the parties.  The foregoing general assignment, bill of sale and conveyance shall incorporate Seller’s Special Warranty.

“Intended Closing Date” – as defined in Section 2.03.

“Interest Addition” – as defined in Section 11.09.

“Interest Addition Notice” – as defined in Section 11.09.

“Interest Addition Rejection Notice” – as defined in Section 11.09.

“Interest Addition Value” – as defined in Section 11.09.

“IRC” – the Internal Revenue Code of 1986 or any successor law, and regulations issued by the IRS pursuant to the Internal Revenue Code or any successor law.

“IRS” – the United States Internal Revenue Service or any successor agency, and, to the extent relevant, the United States Department of the Treasury.

“JBIC Liens” – collectively the liens, mortgages, uniform commercial code filings, security interests, collateral assignments, pledges and other encumbrances created with respect to the Assets by or in connection with (i) that certain Deed of Trust, Mortgage, Assignment, Security Agreement, Fixture Filing and Financing Statement dated as of March 23, 2007, from MitEnergy Upstream LLC, as Mortgagor, to First American Title Company, as Trustee, and Japan Bank for International Cooperation, as Mortgagee, covering certain of the Assets, (ii) that certain Deed of Trust, Mortgage, Assignment, Security Agreement, Fixture Filing and Financing Statement (Alabama) dated as of March 23, 2007, from MitEnergy Upstream LLC, as Mortgagor, to First American Title Company, as Trustee, and Japan Bank for International Cooperation, as Mortgagee, covering certain of the Assets, and (iii) that certain Security Agreement dated as of March 23, 2007, between MitEnergy Upstream LLC, as borrower or debtor, and Japan Bank for International Cooperation, as lender or secured party.

“Knowledge” – an individual will be deemed to have “Knowledge” of a particular fact or other matter only if such individual is actually aware of such fact or other matter.  A Person (other than an individual) will be deemed to have “Knowledge” of a particular fact or other matter if any individual who is serving as an officer or director of such Person has, or at any relevant time had, Knowledge of such fact or other matter.

“Leases” – the oil, gas, and mineral leases described on Exhibit B-1, together with all interest derived from the such leases in or to any pools or units which include any lands covered by any such leases or all or a part of any such leases or include any Wells, including those pools or units shown on Exhibit B-1, and including all interest derived from such leases in production from any such pooled area or unit, whether such pooled area or unit production comes from Wells located on or off of a Lease, and all tenements, hereditaments and appurtenances belonging to such leases and such pooled areas or units.

“Legal Requirement” – any federal, state, local, municipal, foreign, international, or multinational law, administrative order, constitution, ordinance, principle of common law, regulation, statute, or treaty.

“LIBOR” – for the day in question or the previous banking day if the day in question is not a banking day, the interest rate per annum (rounded upward to the nearest whole multiple of 1/16 of 1% per annum if such rate is not such a multiple) equal to the rate per annum at which six (6) months deposits in U.S. Dollars are offered by the principal office of Barclays Bank in London, England to prime banks in the London interbank market at 11:00 A.M. (London time) on such day.

“MMS” – the United States Department of the Interior Minerals Management Service.

“Net Revenue Interest” – for any Well or Lease (or the specified zone(s) therein), Seller’s share of the Hydrocarbons produced, saved, and marketed therefrom (after satisfaction of all royalties, overriding royalties, nonparticipating royalties, net profits interests, or other similar burdens on or measured by production of Hydrocarbons).

“OCS Lease” – a Lease of submerged lands under the Outer Continental Shelf Lands Act, issued by the MMS.

“Operating Rights” – with respect to an OCS Lease, a leasehold interest that entitles the holder to conduct drilling and related operations, but the holder of which does not have a contractual relationship with the MMS, and cannot relinquish or terminate the OCS Lease.

“Order” – any award, decision, injunction, judgment, order, ruling, subpoena, or verdict entered, issued, made, or rendered by any court, administrative agency, or other Governmental Body or by any arbitrator having jurisdiction over the matter in question.

“Organizational Documents” – (a) the articles or certificate of incorporation and the bylaws of a corporation; (b) the certificate of formation or articles of organization and limited liability company agreement or regulations of a limited liability company; (c) the certificate of limited partnership and limited partnership agreement of a limited partnership; (d) similar formation and organization documents of other entities, and (e) any amendment to any of the foregoing.

“Other Consumer Laws” – as defined in Section 12.14.

“Permitted Encumbrance” – any of the following:  (a) any obligations or duties reserved to or vested in any municipality or other Governmental Body to regulate any Asset in any manner including all applicable Legal Requirements, except to the extent any of the same have been applied or exercised, individually or in the aggregate, in a manner which operates to reduce Seller’s Net Revenue Interest in a Well below that shown in Exhibit A or increase Seller’s Working Interest in a Well above that shown in Exhibit A without a proportionate increase in the Net Revenue Interest; (b) the terms and conditions of  all leases, options, servitudes, contracts for sale, purchase, exchange, refining or processing of Hydrocarbons, operating agreements, construction agreements, construction and operation agreements, participation agreements, shoot-to-earn agreements, exploration agreements, partnership agreements, processing agreements, plant agreements, pipeline, gathering, exchange, and transportation agreements, disposal agreements, permits, licenses, and any other agreements affecting the Assets, including those set forth as Contracts on Exhibit B-2 attached hereto, but only to the extent that they do not, individually or in the aggregate, (i) operate to reduce Seller’s Net Revenue Interest in a Well below that shown in Exhibit A or increase Seller’s Working Interest in a Well above that shown in Exhibit A without a proportionate increase in the Net Revenue Interest or (ii) except in the case of Contracts listed on Exhibit B-2, adversely affect the ownership and/or operation of the affected Assets (as currently used or owned) in any material respect; (c) the Consents identified in Part 3.08 of the Seller’s Disclosure Schedule with respect to which prior to Closing (i) waivers or consents have been obtained from the appropriate Person, (ii) the applicable period of time for asserting such rights has expired without any exercise of such rights, or (iii) mutually agreed upon arrangements have been made by the parties to allow Buyer to receive substantially the same economic benefits as if all such waivers and consents had been obtained;(d) easements, rights-of-way, servitudes, permits, surface leases, and other similar rights on, over, or in respect of any of the Assets, as long as any such encumbrances, individually or in the aggregate, do not interfere in any material respect with the exploration, development or operation of the Assets burdened thereby; (e) lessor’s royalties, overriding royalties, production payments, net profits interests, reversionary interests, and similar burdens with respect to a Well if the net cumulative effect of such burdens does not operate to reduce Seller’s Net Revenue Interest in such Well below that shown in Exhibit A or increase Seller’s Working Interest in such Well above that shown in Exhibit A without a proportionate increase in the Net Revenue Interest; (f) the EC 270 Withdrawal; (g) all agreements, instruments, documents, liens, encumbrances, and other matters which are described in any Schedule or Exhibit (other than Exhibit B-2) to this Agreement; (h) any Imbalances and Future Delivery/Payment Obligations associated with the Assets; (i) the JBIC Liens, subject to appropriate releases and/or termination statements providing for the release and termination of the JBIC Liens being delivered by Seller to Buyer in connection with the Closing; (j) any materialman’s, mechanics’, repairman’s, employees’, contractors’, operators’ or other similar liens, security interests or charges for liquidated amounts arising in the ordinary course of business incidental to construction, maintenance, development, production or operation of the Assets or the production or processing of oil, gas or other hydrocarbons therefrom, that are not delinquent and that will be paid in the ordinary course of business or, if delinquent, that are being contested in good faith; (k) any liens for Taxes not yet delinquent or, if delinquent, that are being contested in good faith in the ordinary course of business; (l) such other defects or irregularities of title or Encumbrances as Buyer may have waived in writing or which Buyer shall be deemed to have waived pursuant to the provisions of Section 11.05 hereof (except, for purposes of Seller’s Special Warranty only, any matter deemed waived by Buyer pursuant to Section 11.05 unless Buyer asserted such matter as a Title Defect pursuant to Section 11.05, such matter was disclosed to Buyer in connection with Buyer’s due diligence prior to Closing or Buyer had Knowledge of such matter prior to Closing); (m) any matter which proportionately (or to a greater extent) also affects or burdens the Buyer Affiliate Assets; and (n) conventional rights of reassignment obligating Seller to reassign its interests in any portion of the Leases to a third party in the event Buyer intends to release or abandon such interest prior to the expiration of the primary term or other termination of such interest.

“Person” – any individual, corporation (including any non-profit corporation), general or limited partnership, limited liability company, joint venture, estate, trust, association, organization, labor union, or other entity or Governmental Body.

“Post-Closing Amount” – as defined in Section 2.05(c).

“Post-Closing Date” – as defined in Section 2.05(c).

“Preferential Purchase Right” – any right or agreement that enables any Person to purchase or acquire any Asset or any interest therein or portion thereof as a result of or in connection with the execution or delivery of this Agreement or the consummation or performance of the terms and conditions contemplated by this Agreement.

“Preliminary Amount” – as defined in Section 2.05(a).

“Prior Confidentiality Agreement” – that certain Confidentiality Agreement dated as of November 11, 2009, by and between MitEnergy Upstream LLC and Energy XXI, Inc.

“Proceeding” – any action, arbitration, audit, hearing, investigation, litigation, or suit (whether civil, criminal, administrative, investigative, or informal) commenced, brought, conducted, or heard by or before, or otherwise involving, any Governmental Body or arbitrator.

“Property Costs” – as defined in Section 2.05(a).

“Purchase Price” – as defined in Section 2.02.

“Record Title” – with respect to an OCS Lease, an ownership interest in the contractual lease document with the MMS, which includes the right to explore for and develop oil, gas, or sulphur resources, as well as responsibilities for all lease liabilities created or established during tenure of ownership, and which also includes the right to relinquish the OCS Lease.

“Rejection Notice” – as defined in Section 11.07.

“Remediate” or “Remediation” – affirmative actions or remedial work taken to remove or otherwise remedy an Environmental Condition, including but not limited to (i) any survey, site assessment, audit, investigation, inspection, sampling, analysis, removal, excavation, pump and treat, cleanup, disposal, storage, handling, or treatment and (ii) any action required to bring any Asset or operating practice or similar course of conduct by Seller or its Affiliates (or the operator) into compliance with Environmental Laws.

“Representative” – with respect to a particular Person, any director, officer, employee, agent, consultant, advisor, or other representative of such Person, including legal counsel, accountants, and financial advisors.

“Retained Liabilities” – as defined in Section 2.07.

“S-3” – as defined in Section 2.03.

“SEC” – as defined in Section 2.03.

“Seller’s Closing Documents” – as defined in Section 3.02 (a).

“Seller’s Disclosure Schedule” – the disclosure schedule attached as Exhibit D.

“Seller Group” – as defined in Section 10.03.

“Seller’s Special Warranty” – If the Closing occurs, then effective as of the Closing Date, Seller shall make the following special warranty of title:

(a)
Seller warrants Defensible Title to the Assets unto Buyer against every Person whomsoever lawfully claiming or to claim the same or any part thereof by, through or under Seller, but not otherwise, subject, however, to (i) all agreements, encumbrances and other matters that are reflected or referenced in any document in Seller’s chain of title (excluding, however, any documents in which Seller is a party, other than the assignments and other documents conveying or transferring title into Seller) with respect to the Assets that as of the date of this Agreement is of record in the files of the Minerals Management Service or the county or parish adjacent to the lease relating to such Asset or in other appropriate public records, (ii) the Permitted Encumbrances, and (iii) any Title Defect asserted by Buyer pursuant to Article 11.

(b)
Said special warranty of title shall run with the title to the Assets and shall inure to the benefit of, and be enforceable by, Buyer’s respective successors and assigns with respect to the Assets, subject to the limitations set forth below.  Seller shall not have any liability or obligation with respect to any breach of said special warranty of title unless, on or before the earlier of December 30, 2010, or one (1) year after the Closing, Buyer or its successor or assign gives Seller a Title Defect Notice with respect to such breach of special warranty of title.

(c)
For purposes of Seller’s special warranty of title, the value of the Assets shall be deemed to be the Allocated Value thereof, as adjusted for any adjustment in the Purchase Price hereunder.  Recovery on Seller’s special warranty of title shall be limited to an amount (without any interest accruing thereon) equal to the reduction in the Purchase Price to which Buyer would have been entitled had Buyer asserted the Title Defect giving rise to such breach of Seller’s special warranty of title as a Title Defect pursuant to Article 11, in each case taking into account the limitations on adjustments pursuant to Section 11.08.  A breach of Seller’s special warranty may only be asserted by delivery to Seller of a Title Defect Notice.  Seller shall have the right, but not the obligation, to cure any Title Defect asserted by Buyer as a breach of Seller’s special warranty of title in the manner provided in Article 11, mutatis mutandis.  Buyer agrees to reasonably cooperate with any attempt by Seller to cure any such Title Defect.  Buyer’s rights with respect to Seller’s special warranty of title do not limit Buyer’s remedies under Article 11, however, no double recovery shall be allowed under Article 11 and Seller’s special warranty of title.

“State Lease” – a Lease from any state of the United States of America, or from a Governmental Body of any state of the United States of America.

“Surface Rights” – All easements, permits, licenses, servitudes, rights-of-way, surface or seabed leases and other surface or seabed rights appurtenant to, and used or held for use in connection with the Assets, excluding any such easements, permits and other rights to the extent transfer is restricted by any Legal Requirement and the necessary authorizations or consents to transfer under such Legal Requirement are not obtained.

“Tax” – any tax (including any income tax, capital gains tax, value-added tax, sales tax, property tax, severance tax, gift tax, or estate tax), levy, assessment, tariff, duty (including any customs duty), deficiency, or other fee, and any related charge or amount (including any fine, penalty, interest, or addition to tax), imposed, assessed, or collected by or under the authority of any Governmental Body or payable pursuant to any tax-sharing agreement or any other contract relating to the sharing or payment of any such tax, levy, assessment, tariff, duty, deficiency, or fee.

“Tax Return” – any return (including any information return), report, statement, schedule, notice, form, or other document or information filed with or submitted to, or required to be filed with or submitted to, any Governmental Body in connection with the determination, assessment, collection, or payment of any Tax or in connection with the administration, implementation, or enforcement of or compliance with any Legal Requirement relating to any Tax.

“Threatened” – a claim, Proceeding, dispute, action, or other matter will be deemed to have been “Threatened” if any demand or statement has been made (orally or in writing) to a party or any of its officers, directors, or employees that would lead a prudent Person to conclude that such a claim, Proceeding, dispute, action, or other matter is likely to be asserted, commenced, taken, or otherwise pursued in the future.

“Title Claim Date” – as defined in Section 11.05.

“Title Defect” – any matter (other than a Permitted Encumbrance) affecting the Assets that is created by, through or under Seller (but not otherwise) and would cause Buyer not to receive Defensible Title pursuant to the terms of this Agreement.  Any matter affecting the Assets that has not been created by, through or under Seller shall not constitute a Title Defect.  Any agreement, encumbrance or other matter affecting the Assets that has been created by, through or under both Seller and Buyer or any Affiliate of Buyer shall not constitute a Title Defect.

“Title Defect Notice(s)” – as defined in Section 11.05.

“UTPCPL” – as defined in Section 12.14.

“Wells” – oil and gas wells located on the Leases, and more particularly described on Exhibit A, which Exhibit A may also include possible well locations and exploratory prospects.  The Wells also include all wells listed on Exhibit A, whether or not such wells are located on the Leases.

“Working Interest” – for any Well (or the specified zone(s) therein) or Lease, that share of costs and expenses associated with the exploration, maintenance, development and operation of such Well or Lease that Seller is required to bear and pay.

ARTICLE 2

SALE AND TRANSFER OF ASSETS; CLOSING

2.01.                  Assets.  Subject to the terms and conditions of this Agreement, at the Closing, Seller shall sell and transfer the Assets to Buyer.

2.02.                  Purchase Price.  Subject to any adjustments that may be made under Section 2.05, the purchase price (the “Purchase Price”) for the Assets will be Two Hundred Eighty-three Million Dollars ($283,000,000.00).  The Purchase Price for the Assets shall be allocated among the Assets as set forth in Schedule 2.02 hereto.  The amount so allocated to a part of the Assets shall constitute the Allocated Values for such part of the Assets.  Seller and Buyer agree to be bound by the allocation set forth in Schedule 2.02 for purposes of Article 11 hereof.  Contemporaneously herewith, Buyer has paid to Seller the Deposit Amount.  If the Closing timely occurs, the Deposit Amount (without interest) shall be applied as a credit toward the Purchase Price; provided, however, in the event the Intended Closing Date is extended pursuant to Section 2.03 and the Closing timely occurs, the Deposit Amount plus interest at the Agreed Interest Rate shall be applied as a credit toward the Purchase Price.  If the Closing does not timely occur as a result of the Breach, in any material respect, by Buyer of the terms of this Agreement and there has been no Breach, in any material respect, by Seller of the terms of this Agreement, the Deposit Amount (together with any interest earned thereon by Seller) shall be retained by Seller as its sole and exclusive remedy and as liquidated damages (and not as a penalty).  If the Closing does not timely occur for any other reason, the Deposit Amount plus interest at the Agreed Interest Rate shall be immediately returned to Buyer; provided, however, if the Closing does not timely occur as a result of the Breach, in any material respect, by Seller of the terms of this Agreement and there has been no Breach, in any material respect, by Buyer of the terms of the Agreement, Buyer at its option may (a) terminate this Agreement, in which event Seller shall be immediately obligated to pay the Deposit Amount plus interest at the Agreed Interest Rate to Buyer, or (b) enforce specific performance of the duties and obligations of Seller under this Agreement.

2.03.                 Closing.  The purchase and sale (the “Closing”) provided for in this Agreement shall take place at the offices of Fulbright & Jaworski L.L.P., 1301 McKinney, Suite 5100, Houston, Texas 77010, at 10:00 a.m. (local time) on or before January 27, 2010, or at such other time and place as the parties may agree in writing (the “Intended Closing Date”).  In the event Buyer’s ultimate parent entity, Energy XXI (Bermuda) Limited, files a post effective amendment to a currently filed Registration Statement on Form S-3, or a new Registration Statement on Form S-3, in connection with the transactions contemplated by this Agreement (in either case the “S-3”) with the Securities and Exchange Commission (“SEC”), and if, after all reasonable efforts have been made by Buyer’s ultimate parent entity to obtain approval thereof, the S-3 is not declared effective by the SEC on or before January 13, 2010, the Intended Closing Date shall be extended until ten (10) Business Days after the S-3 is declared effective, but in no event later than March 31, 2010, unless a later date is mutually agreed to in writing by the parties; provided, however, the Intended Closing Date shall not be extended pursuant to the foregoing unless (i) Buyer, on or before January 18, 2010, gives Seller notice of such failure of the S-3 to become effective and (ii) on or before January 27, 2010, Buyer pays to Seller, by wire transfer to the account specified by Seller in written notice given by Seller to Buyer, an amount equal to five percent (5%) of the Purchase Price to be held by Seller as part of the Deposit Amount.  In the event the Intended Closing Date is so extended by Buyer, Buyer shall pay Seller interest on the Purchase Price at the Agreed Interest Rate, as provided for hereafter in Section 2.05(b)(i)(B).  The date the Closing occurs, whether on the Intended Closing Date or on the extended Closing Date provided for above, is referred to hereafter as the “Closing Date”.  Subject to the provisions of Articles 9, 10, and 11, failure to consummate the purchase and sale provided for in this Agreement on the date and time and at the place determined pursuant to this Section 2.03 shall not result in the termination of this Agreement and shall not relieve any party of any obligation under this Agreement.  Six (6) Business Days prior to the Closing Date, Seller will deliver to Buyer a statement setting forth in reasonable detail Seller’s determination of the Preliminary Amount based upon the best information available at the time the statement is prepared.

2.04.                  Closing Obligations.  At the Closing:

(a)	Seller shall deliver (and execute, as appropriate), or cause to be delivered (and executed, as appropriate), to Buyer:

(i)	the Instruments of Conveyance dated as of the Closing Date;

(ii)	possession of the Assets;

(iii)
a certificate, in substantially the form set forth in Exhibit F, executed by Seller (a) representing and warranting to Buyer that each of Seller’s representations and warranties in this Agreement is accurate in all material respects (or, with respect to representations and warranties qualified by materiality, in all respects) as of the Closing Date as if made on the Closing Date (other than representations and warranties that refer to a specified date which need only be true and correct on and as of such specified date) and (b) certifying as to the incumbency for each officer of Seller executing this Agreement, the Instruments of Conveyance or other documents delivered pursuant to this Agreement;

(iv)	certified copies of resolutions of Seller’s board of managers or other managing authority, as appropriate, authorizing and approving the execution, delivery, and performance of the Agreement;

(v)	such documents as Buyer or counsel for Buyer may reasonably request, including but not limited to letters-in-lieu of transfer order to purchasers of production from the Wells;

(vi)
fully executed counterparts of releases (including all release request forms required in any filing jurisdiction), in recordable form and reasonably acceptable to Buyer, sufficient to release of record all JBIC Liens when recorded or filed by Buyer, together with appropriate forms of UCC termination statements sufficient to terminate any financing statements filed with respect to the JBIC Liens; and

(vii)	true and complete copies of all consents and waivers received by Seller pursuant to Sections 5.04, 11.02 and 11.03.

(b)	Buyer shall deliver (and execute, as appropriate) to Seller:

(i)
the Preliminary Amount, less the Deposit Amount and any interest accrued thereon, by wire transfer to the account(s) specified by Seller in written notice given by Seller to Buyer at least five (5) Business Days prior to the Closing Date;

(ii)	the Instruments of Conveyance dated as of the Closing Date;

(iii)
a certificate, in substantially the form set forth in Exhibit F, executed by Buyer (a) representing and warranting to Seller that each of Buyer’s representations and warranties in this Agreement is accurate in all material respects as of the Closing Date as if made on the Closing Date and (b) certifying as to the incumbency for each officer of Buyer executing this Agreement, the Instruments of Conveyance or other documents delivered pursuant to this Agreement;

(iv)	certified copies of resolutions of Buyer’s board of directors or other managing authority, as appropriate, authorizing and approving the execution, delivery, and performance of the Agreement; and

(v)	such other documents as Seller or counsel for Seller may reasonably request.

2.05.                  Allocations and Adjustments.  If the Closing occurs:

(a)
Notwithstanding the effective time of the Instruments of Conveyance, Buyer shall be entitled to all revenues, production, proceeds, income, and products from or attributable to the Assets on and after the Effective Time, and to all other income, proceeds, receipts and credits earned with respect to the Assets on or after the Effective Time, and shall be responsible for (and entitled to any refunds with respect to) all Property Costs attributable to the Assets and incurred on and after the Effective Time.  Seller shall be entitled to all revenues, production, proceeds, income, accounts receivable, and products from or attributable to the Assets prior to the Effective Time, and shall be responsible for (and entitled to any refunds with respect to) all Property Costs attributable to the Assets and incurred prior to the Effective Time. “Earned” and “incurred”, as used in this Agreement, shall be interpreted in accordance with generally accepted accounting principles and Council of Petroleum Accountants Society (COPAS) standards.  “Property Costs” shall mean all amounts attributable to the operation and ownership of the Assets incurred in the ordinary course of business and not in Breach of this Agreement.  For purposes of allocating revenues, production, proceeds, income, accounts receivable, and products under this Section, (i) liquid hydrocarbons produced into storage facilities will be deemed to be “from or attributable to” the Wells when they pass through the pipeline connecting into the storage facilities into which they are run, and (ii) gaseous hydrocarbons and liquid hydrocarbons produced into pipelines will be deemed to be “from or attributable to” the Wells when they pass through the delivery point sales meters on the pipelines through which they are transported.  In order to accomplish the foregoing allocation of production, the parties shall rely upon gauging, metering, and strapping procedures conducted by Seller (or, at Seller’s election, the applicable operator) on or about the Effective Time to the extent possible and, unless demonstrated to be inaccurate, shall utilize reasonable interpolating procedures to arrive at an allocation of production when exact gauging, metering, and strapping data is not available on hand as of the Effective Time.  Ad valorem taxes for 2009 shall be prorated on a daily basis, with Buyer liable for the portion allocated to the period on and after the Effective Time and Seller liable for the portion allocated to the period before the Effective Time.  If the amount of such taxes for part, or all, of the Assets is not available on the Closing Date, proration of taxes shall be made on the basis of taxes assessed in the previous year, with a subsequent cash adjustment of such proration to be made between Seller and Buyer when actual tax figures are available.  After Closing, Buyer will be responsible for paying to the appropriate taxing authority all 2009 ad valorem taxes with respect to the Assets, subject to Seller giving Buyer credit against the Purchase Price or paying to Buyer Seller's prorated share of the 2009 ad valorem taxes in accordance with this Section 2.05.  The premiums for the insurance required to be maintained by Seller pursuant to Section 5.03 that accrue after the Effective Time and are attributable to insurance coverage for the period after the Effective Time until the Closing will constitute Property Costs.  Property Costs shall not include any amounts under clauses (b), (c) and (d) of the definition of Retained Liabilities.  The “Preliminary Amount” shall be the Purchase Price, adjusted as provided in Section 2.05(b), based upon the best information available at time of the Closing.

(b)	The Purchase Price shall be, without duplication,

(i)	increased by the following amounts:

(A)
the aggregate amount of all non-reimbursed Property Costs which are attributable to the period from and after the Effective Time and which have been incurred and paid by Seller with respect to the Wells and Leases;

(B)
in the event the Intended Closing Date is extended by Buyer pursuant to the provisions of Section 2.03, an amount equal to interest at the Agreed Interest Rate accruing on the Purchase Price (prior to adjustment under this Section 2.05(b)) from the date of this Agreement until the extended or actual Closing Date;

(C)	any Assumed Liabilities paid by Seller after the Effective Time and prior to the Closing;

(D)	any other upward adjustment mutually agreed upon by the parties;

(ii)	decreased by the following amounts:

(A)
the aggregate amount of (i) proceeds received by Seller from the sale of Hydrocarbons produced from and attributable to the Assets from and after the Effective Time for which Buyer is entitled under Section 2.05(a) and (ii) other proceeds received with respect to the Assets for which Buyer would otherwise be entitled under Section 2.05(a);

(B)	the amount of any downward adjustment relating to Title Defects as set forth in Article 11;

(C)	the aggregate amount of all downward adjustments pursuant to Article 11;

(D)	Seller’s share of estimated 2009 ad valorem taxes through the Effective Time; and

(E)	the amount of any downward adjustment mutually agreed upon by the parties.

(c)
Subject to the arbitration provisions of Article 12.15 as to adjustments under Section 2.05(b)(ii)(B), as soon as practicable after Closing, but no later than ninety (90) days following the Closing Date, Seller shall prepare and submit to Buyer, a statement (the “Final Settlement Statement”) setting forth each adjustment or payment which was not finally determined as of the Closing Date and showing the values used to determine such adjustments to reflect the final adjusted Purchase Price.  On or before sixty (60) days after receipt of the Final Settlement Statement, Buyer shall deliver to Seller a written report containing any changes that Buyer proposes be made to the Final Settlement Statement. During this sixty (60) day period, Buyer shall be given reasonable access to Seller's books and records relating to the matters required to be accounted for in the Final Settlement Statement, permitted to review the working papers of Seller relating to the Final Settlement Statement, and given reasonable access to the employees of Seller primarily responsible for the preparation of the Final Settlement Statement.  Seller and Buyer shall undertake to agree with respect to the amounts due pursuant to the post-closing adjustment no later than one hundred fifty (150) days after the Closing Date (the “Post-Closing Date”).  If Seller and Buyer are unable to agree by the Post-Closing Date as to adjustment matters not subject to arbitration in accordance with this Agreement, Seller and Buyer shall nevertheless adjust the Purchase Price to take into account all agreed-upon adjustments at that time.  The Purchase Price, as adjusted on the Post-Closing Date, shall be called the “Post-Closing Amount.”  If (a) the Post-Closing Amount is more than the Preliminary Amount, Buyer shall pay to Seller the amount of the difference; or (b) the Post-Closing Amount is less than the Preliminary Amount, Seller shall pay to Buyer the amount of the difference.  Such payment, together with interest at the Agreed Interest Rate, calculated from the Closing Date to the date of payment, shall be made within five (5) Business Days after the Post-Closing Date by wire transfer to accounts specified by Seller or Buyer, as appropriate.  For those adjustment matters not subject to arbitration, and as to which Seller and Buyer are unable to reach agreement by the Post-Closing Date, Seller shall select a nationally-recognized independent accounting firm in Houston, Texas, from a list of two such firms provided by Buyer (none of which shall be the independent accounting firm regularly used by Buyer or Seller), which firm shall determine the Purchase Price adjustment or payment amount in accordance with the terms and conditions set forth in this Agreement.  The decision of such independent accounting firm shall be binding on Seller and Buyer, and the fees and expenses of such independent accounting firm shall be borne one-half (1/2) by Seller and one-half (1/2) by Buyer.  The date upon which the Purchase Price is established, as provided in the preceding sentence, shall be called the “Final Settlement Date,” and the final adjusted Purchase Price shall be called the “Final Amount.”  If (a) the Final Amount is more than the Post-Closing Amount, Buyer shall pay to Seller the amount of the difference; or (b) the Final Amount is less than the Post-Closing Amount, Seller shall pay to Buyer the amount of the difference.  Such payment, together with interest at the Agreed Interest Rate, calculated from the Closing Date to the date of payment, shall be made within five (5) Business Days of the Final Settlement Date by wire transfer to accounts specified by Seller or Buyer, as appropriate.

2.06.                  Assumption.  If the Closing occurs, from and after the Closing Date, Buyer shall assume, pay, and discharge the following liabilities insofar as allocable to the Assets (“Assumed Liabilities”):

Any and all duties, claims, damages, expenses, fines, penalties, costs (including attorneys’ fees and expenses), liabilities, and obligations (“Covered Liabilities”) (i) attributable to or resulting from the ownership or operation of the Assets from and after the Effective Time under any Contract (including any Imbalances, subject to Seller’s obligations under Section 2.08), Governmental Authorization, or Lease (except for the Retained Liabilities), (ii) imposed by any Legal Requirement relating to the Assets with respect to any event, condition, occurrence or circumstance existing or occurring on or after the Effective Time, (iii) attributable to Seller for plugging, abandonment, surface restoration, removal and decommissioning of the oil, gas, injection, water or other wells, platforms, structures, facilities, pipelines and other equipment located on the lands covered by the Leases and other Assets (including all decommissioning obligations of Seller under 30 CFR §250.1700, et seq.), excluding the EI 330 Platform Costs, (iv) from any act, omission, event, condition or occurrence accruing or occurring subsequent to the Effective Time relating to the Assets, including any event, condition or occurrence (including any injury, death or damage to person or property) on or after the Effective Time resulting from the condition or state, prior to the Effective Time, of any improvement, structure, fixture, equipment or personal property included in or constituting part of the Assets, which condition or state of such Assets shall include any defects or flaws in such Assets or any weaknesses or other problematic conditions caused by a failure to maintain, improve or modify such Assets, regardless of whether such condition or state of such Assets constitutes a violation of Environmental Laws or any other Law that occurred or existed prior to the Effective Time (except for the Retained Liabilities), (v) all repair, restoration, replacement and removal costs (other than EI 330 Platform Costs) incurred after the Effective Time relating to any hurricane, storm, fire, explosion or other casualty with respect to the Assets occurring prior to the Effective Time, (vi) attributable to or resulting from any and all Environmental Liabilities relating to the Assets, (vii) any loss or lack of, or defect in, or encumbrance against title to any Asset (except to the extent Buyer can recover therefor pursuant to Seller’s Special Warranty), and (viii) attributable to the EC 270 Withdrawal; provided, however, the provisions of this Section 2.06 shall not relieve Seller from (a) liability resulting from a material Breach, if any, of its representations, warranties, or covenants under this Agreement, as provided in Article 10, (b) Seller’s obligations under Seller’s Special Warranty, or (c) those obligations of Seller under Article 11 that continue after the Closing Date.

The Assumed Liabilities shall not include any Retained Liabilities.

2.07.                  Retained Liabilities.  Seller shall retain, perform, pay and discharge the following (collectively “Retained Liabilities”):

(a)
all repair, restoration, replacement and removal costs relating to any hurricane, storm, fire, explosion or other casualty with respect to the Assets incurred by Seller with respect to the Assets prior to the Effective Time pursuant to the accounting procedure under any operating agreement covering any of the Assets;

(b)	all EI 330 Platform Costs;

(c)
all Covered Liabilities attributable to or resulting from any claim for personal injury or death occurring between the Effective Time and the Closing Date to the extent Seller has liability for such claim and such claim arises out of or is attributable to Seller’s use, ownership or operation of the Assets; provided, however, that Seller’s obligations under this clause (b) shall be limited to the amount of Seller’s insurance coverage (excluding any deductibles, co-payments and Seller self insurance amounts) with respect to such claims under the insurance policies required to be maintained until Closing pursuant to Section 5.03; and

(d)	any liability arising prior to the Effective Time with respect to gas pipeline Imbalances.

The Retained Liabilities shall not include any Assumed Liabilities.

2.08.                  Imbalances and Future Delivery/Payment Obligations.  Should either party discover any inaccuracy in Parts 3.09(a), 3.09(c) or 3.09(d) of the Seller’s Disclosure Schedule prior to six (6) months after the Closing, it shall promptly give the other party notice of such inaccuracy.  Either party may assert one or more claims for an adjustment under this Section by delivering a written notice of each such claim to the other party prior to six (6) months after the Closing or, in the case of Buyer, within five (5) Business Days after Buyer's receipt of notice of such inaccuracy from Seller as required by this Section 2.08, if later.  If it is determined that there is an inaccuracy in the Imbalances set forth in Part 3.09(a) of the Seller’s Disclosure Schedule or in the Future Delivery/Payment Obligations set forth in Part 3.09(c) of the Seller’s Disclosure Schedule, then (i) if such claim is made before Closing, an adjustment to the Purchase Price will be made as set forth below or (ii) if such claim is made after Closing, a post-Closing adjustment to the Purchase Price will be made as set forth below (and in the case of a post-Closing adjustment, the payor will also pay the payee interest at the Agreed Interest Rate on the amount of the adjustment from the date of Closing to the date of payment):

(a)    Imbalances.

(i)
If Seller’s total net Imbalance reflects that the Seller is more overproduced or less underproduced than as set forth in Part 3.09(a) of the Seller’s Disclosure Schedule, then the Purchase Price shall be reduced by the net change in the total Imbalance times $4.00 per MMBtu (or, with respect to oil Imbalances, $70.00 per barrel); or

(ii)
If Seller’s total net Imbalance reflects that the Seller is more underproduced or less overproduced than as set forth in Part 3.09(a) of the Seller’s Disclosure Schedule, then the Purchase Price shall be increased by the net change in the total Imbalance times $4.00 per MMBtu (or, with respect to oil Imbalances, $70.00 per barrel).

(b)    Future Delivery/Payment Obligations.

(i)
If the value of Seller’s total Future Delivery/Payment Obligations is greater than the value of Seller’s total Future Delivery/Payment Obligations as set forth in Part 3.09(c) of the Seller’s Disclosure Schedule (with gas delivery obligations being valued at the rate of $4.00 per MMBtu, oil delivery obligations being valued at $70.00 per barrel, and penalty payment obligations being valued at the dollar amount thereof), then the Purchase Price shall be reduced by the net change in the value of Seller’s total Future Delivery/Payment Obligations; or

(ii)
If the value of Seller’s total Future Delivery/Payment Obligations is less than the value of Seller’s total Future Delivery/Payment Obligations as set forth in Part 3.09(c) of the Seller’s Disclosure Schedule (with gas delivery obligations being valued at the rate of $4.00 per MMBtu, oil delivery obligations being valued at $70.00 per barrel, and penalty payment obligations being valued at the dollar amount thereof), then the Purchase Price shall be increased by the net change in the value of Seller’s total Future Delivery/Payment Obligations.

This Section 2.08 provides the exclusive remedy for any inaccuracies in Parts 3.09(a) or 3.09(c) of the Seller’s Disclosure Schedule.  With respect to any claims made before Closing, an adjustment to the Purchase Price will be made at Closing in the manner provided above.  With respect to any claims made after Closing, post-Closing adjustments to the Purchase Price will be made in the manner provided above.  If the Purchase Price is reduced as a result of any such post-Closing adjustment, Seller will pay to Buyer the amount of such adjustment, plus interest at the Agreed Interest Rate on the amount of the adjustment from the date of Closing to the date of payment by Seller.  If the Purchase Price is increased as a result of any such post-Closing adjustment, Buyer will pay to Seller the amount of such adjustment, plus interest at the Agreed Interest Rate on the amount of the adjustment from the date of Closing to the date of payment by Buyer.  If one or more claims are made under this Section 2.08 post-Closing, the amount owing with respect to any post-Closing claim will take into account the other adjustments to the Purchase Price (at Closing and post-Closing) made pursuant to this Section 2.08.  No deductible or limitation of liability under this Agreement shall be applied to reduce Seller’s and Buyer's respective obligations under this Section 2.08.  Notwithstanding anything to the contrary contained in this Section 2.08, no adjustment to the Purchase Price will be required (i) under Section 2.08(a) if it is determined that the actual total net Imbalance volumes are within 2% above or below those shown in Part 3.09(a) of Seller’s Disclosure Schedule or (ii) under Section 2.08(b) if it is determined that actual value of Seller’s total Future Delivery/Payment Obligations are within 2% above or below the value shown in Part 3.09(c) of Seller’s Disclosure Schedule.

ARTICLE 3

REPRESENTATIONS AND WARRANTIES OF SELLER

Seller represents and warrants to Buyer, as of the date of this Agreement, as follows (provided, however, that notwithstanding anything in this Article 3 to the contrary, Seller makes no representation or warranty whatsoever, express or implied, in this Article 3 with respect to (i) any Environmental Law, Environmental Condition or Environmental Liabilities, (ii) the condition, adequacy, operability, state of repair, merchantability, conformity to models or samples of materials or fitness for a particular purpose of the Assets, it being expressly understood that all Assets are to be conveyed “As Is” And “Where Is,” with All Faults, (iii) compliance of the Assets with the provisions and requirements of Legal Requirements, or (iv) Seller’s title to any of the Assets.):

3.01.                  Organization and Good Standing.  Seller is a Delaware limited liability company, duly formed, validly existing, and in good standing under the laws of the state of Delaware and every state in which it is qualified to do business, with full company power and authority to conduct its business as it is now being conducted, and to own or use the properties and assets that it purports to own or use.  Seller is not a “foreign person” for purposes of Section 1445 or Section 7701 of the IRC.

3.02.                  Authority; No Conflict.

(a)
This Agreement constitutes the legal, valid, and binding obligation of Seller, enforceable against Seller in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy or other similar laws affecting the rights and remedies of creditors generally and by general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).  Upon the execution and delivery by Seller of the Instruments of Conveyance and any other documents executed and delivered by Seller at the Closing (collectively, the “Seller’s Closing Documents”), Seller’s Closing Documents shall constitute the legal, valid, and binding obligations of Seller, enforceable against Seller in accordance with their respective terms, except as such enforceability may be limited by applicable bankruptcy or other similar laws affecting the rights and remedies of creditors generally and by general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).  Except as set forth in Part 3.02 of the Seller’s Disclosure Schedule, Seller has the absolute and unrestricted right, power, authority, and capacity to execute and deliver this Agreement and Seller’s Closing Documents, and to perform its obligations under this Agreement and Seller’s Closing Documents.

(b)
Except as set forth in Part 3.02 of the Seller’s Disclosure Schedule, neither the execution and delivery of this Agreement by Seller nor the consummation or performance of any of the Contemplated Transactions by Seller shall, directly or indirectly (with or without notice or lapse of time):

(i)	contravene, conflict with, or result in a violation of (A) any provision of the Organizational Documents of Seller, or (B) any resolution adopted by the board of managers or the members of Seller;

(ii)
contravene, conflict with, or result in a violation of, or give any Governmental Body or other Person the right to challenge any of the Contemplated Transactions, to terminate, accelerate or modify any terms of, or to exercise any remedy or obtain any relief under, any Contract or agreement or any Legal Requirement or Order to which Seller, or any of the Assets, may be subject;

(iii)
contravene, conflict with, or result in a violation of any of the terms or requirements of, or give any Governmental Body the right to revoke, withdraw, suspend, cancel, terminate, or modify, any Governmental  Authorization that relates to the Assets;

(iv)	result in the imposition or creation of any Encumbrance upon or with respect to any of the Assets.

3.03.                  Bankruptcy.  There are no bankruptcy, or bankruptcy related reorganization or arrangement, proceedings being contemplated by Seller or, to the Knowledge of Seller, pending or Threatened against Seller.

3.04.                  Taxes.  Seller has filed or caused to be filed all Tax Returns that it has been or was required to file, either separately or as a member of a consolidated group, pursuant to applicable Legal Requirements.  All Tax Returns filed by (or that include on a consolidated basis) Seller are true, correct, and complete to the Knowledge of Seller.  Seller has paid all Taxes that have become due pursuant to those Tax Returns or otherwise, or pursuant to any assessment received by Seller, to the extent not being contested in good faith without, to the Knowledge of Seller, any lien for Taxes having been filed or recorded against any of the Assets.  Seller does not have any Knowledge of any Threatened Tax assessment against it except as disclosed in Part 3.04 of the Seller’s Disclosure Schedule.  To the Knowledge of Seller, except as disclosed in Part 3.04 of the Seller’s Disclosure Schedule, none of the Assets were bound as of the Effective Time and/or will be bound following the Closing by any tax partnership agreement of or binding upon Seller or its assigns affecting any of the Assets.

3.05.                  Legal Proceedings; Orders.

(a)	To the Knowledge of Seller, except as set forth in Part 3.05 of the Seller’s Disclosure Schedule, there is no pending Proceeding against Seller or any of its Affiliates:

(i)	that relates to or may affect any of the Assets; or

(ii)	that challenges, or that may have the effect of preventing, delaying, making illegal, or otherwise interfering with, any of the Contemplated Transactions.

(b)
Except as set forth in Part 3.05 of the Seller’s Disclosure Schedule, to Seller’s Knowledge: (1) no Proceeding of the type referenced in Section 3.05 (a) has been Threatened, (2) no event has occurred nor does any circumstance exist that may give rise to or serve as a basis for the commencement of any such Proceeding, and (3) no basis exists for any claim by any employee of Seller or any other person under any Legal Requirement for which Buyer could become liable as a successor or otherwise.

(c)
Except as set forth in Part 3.05 of the Seller’s Disclosure Schedule, to Seller’s Knowledge, there is no Order adversely affecting the use or ownership of the Assets to which Seller, or any of the Assets, is subject.

3.06.                  Brokers.  Seller has not incurred any obligation or liability, contingent or otherwise, for broker’s or finder’s fees with respect to the transactions contemplated by this Agreement other than obligations that are the sole responsibility of Seller.

3.07.                  Tax Sharing Agreements.  There are no tax sharing agreements or any other contract relating to the sharing or payment of any Tax for which Buyer will have any liability in connection with the Contemplated Transactions.

3.08.                  Consents and Preferential Purchase Rights.  Except with respect to MMS and State of Louisiana, Department of Natural Resources (or Louisiana Mineral Board) assignment approvals, to Seller’s Knowledge, Part 3.08 of the Seller’s Disclosure Schedule sets forth all Consents and Preferential Purchase Rights, other than those Consents which the parties have agreed not to request pursuant to Section 11.03.

3.09.                  Imbalances and Future Delivery/Payment Obligations.  To Seller's Knowledge, (i) except as set forth in Part 3.09(a) of the Seller’s Disclosure Schedule, there are no Imbalances as of the Effective Time; (ii) the current status of Imbalances is as set forth in Part 3.09(b) of the Seller’s Disclosure Schedule; (iii) except as set forth in Part 3.09(c) of the Seller’s Disclosure Schedule, there are no Future Delivery/Payment Obligations as of the Effective Time; and (iv) except as set forth in Part 3.09(d) of the Seller’s Disclosure Schedule, no Future Delivery/Payment Obligations have been incurred after the Effective Time.  Notwithstanding anything to the contrary contained in this Agreement, Seller makes no representation or warranty with respect to gas pipeline Imbalances, which, pursuant to Section 2.07, constitute Retained Liabilities.

3.10.                  Contracts.

(a)
Set forth on Part 3.10 of the Seller’s Disclosure Schedule (and segregated in Part 3.10 among the below categories) is a true and correct description of each contract, agreement, lease or similar arrangement (but only as to Seller's Knowledge in the case of any contract, agreement, lease or similar arrangement to which the Assets were subject when acquired by Seller) which is included in the Assets (or by which any of the Assets is bound) and which:

(i)	is between Seller and any Affiliate of Seller;

(ii)
is a contract for the sale, purchase, processing or transportation of any Hydrocarbons or any other Assets, except those Hydrocarbon sales, purchase, processing or transportation agreements which can be terminated by Seller and its assigns upon not more than thirty (30) days notice without penalty or detriment to Seller and its assigns;

(iii)	creates a purchase option, right of first refusal, call or preferential purchase right on any Hydrocarbons;

(iv)
creates any area of mutual interest or similar provision with respect to the acquisition by Seller or its assigns of any interest in any Hydrocarbons, land or asset, or contains any restrictions on the ability of Seller or its assigns to compete with any other Person;

(v)	is a participation, partnership, joint venture, farmout, farmin or similar agreement;

(vi)	creates or evidences any Preferential Purchase Right or Consent;

(vii)	evidences an obligation in excess of $100,000.00 to pay a deferred purchase price of property, except accounts payable arising in the ordinary course of business; or

(viii)	evidences a lease or rental of any land, building or other improvements or portion thereof, excluding Leases.

(b)
Seller has made available to Buyer complete and correct copies of all Contracts and Leases listed on Exhibit B-2 and Exhibit B-1 and/or Part 3.10 of the Seller’s Disclosure Schedule (but only as to Seller's Knowledge in the case of any contract, agreement, lease or similar arrangement to which the Assets were subject when acquired by Seller).

(c)
Except as set forth on Parts 3.02 and 3.10 of the Seller’s Disclosure Schedule, and except where the failure would not have a material adverse effect on the operations or value of  the Assets, taken as a whole, (1) all Contracts are in full force and effect; (2) there are no violations or breaches of any Contract or existing facts or circumstances which upon notice or the passage of time or both will constitute a violation or breach thereof; (3) no notice of the exercise or attempted exercise of premature termination, price reduction, market-out or curtailment of any Contract has been received by Seller or any Affiliate of Seller; (4) no notice has been received by Seller or any Affiliate of Seller that any party thereto intends not to honor its obligations under any Contract; and (5) Seller is not participating in any discussions or negotiations regarding modification of any Contract.

(d)
Except as set forth in Part 3.08 of the Seller’s Disclosure Schedule, the Contracts are freely assignable without the consent of third parties (but only as to Seller's Knowledge in the case of any Contract to which the Assets were subject when acquired by Seller).

3.11.                  Laws and Regulations.  Seller has in effect all Governmental Authorizations necessary for it to own or lease the Assets and to carry on its business with respect to the Assets, and there has occurred no default under any such Governmental Authorization.

3.12.                  Non-Consent Operations.  Seller has not elected not to participate in any operation or activity proposed with respect to the Assets which could result in any of Seller’s interest in any Assets becoming subject to a penalty or forfeiture as a result of such election not to participate in such operation or activity, except to the extent reflected in the Net Revenue Interests and Working Interests set forth in Exhibit A.

3.13.                  Outstanding Capital Commitments.  To Seller’s Knowledge, as of the Effective Time and as of the date of this Agreement, there were and are no outstanding AFEs or other commitments to make capital expenditures which are binding on Seller or the Assets and which Seller reasonably anticipates will individually require expenditures by the owner of the Assets after the Effective Time in excess of $150,000.00, other than those shown on Part 3.13 of the Seller’s Disclosure Schedule.

3.14.                  Operation of Assets Since Effective Time.  From the Effective Time until the date of this Agreement (other than the EC 270 Withdrawal), Seller (a) has conducted the business with respect to the Assets only in the ordinary course of business, (b) has conducted such business in the manner required under Section 5.02(a)(i) through (iv) had such provisions been applicable during such period, and (c) has not taken any action for which consent or waiver by Buyer would have been required under Section 5.02(b)(ii), (v), (vi), (vii) or (viii) had such provisions been applicable during such period.

3.15.                  No Pooling, Unitization, Communitization or Spacing Orders.  As of the date of this Agreement, Seller represents and warrants that no pooling, unitization, communitization or spacing orders or agreements have been entered or promulgated after the Effective Time, and Seller has not received any notice of any proposed pooling, unitization, communitization or spacing orders or agreements, with respect to the Assets that would cause any change to Seller’s Net Revenue Interests or Working Interests as set forth in Exhibit A hereto.

3.16.                  Material Factor.  Seller acknowledges that Seller's representations under this Article are a material inducement to Buyer to enter into this Agreement and close the Contemplated Transactions with Seller.

ARTICLE 4

REPRESENTATIONS AND WARRANTIES OF BUYER

Buyer represents and warrants to Seller, as of the date of this Agreement, as follows:

4.01.                  Organization and Good Standing.  Buyer is duly organized, validly existing, and in good standing under the laws of Delaware and in each jurisdiction in which it conducts business, and, prior to the Closing, in each jurisdiction in which the Assets are located.

4.02.                  Authority; No Conflict.

(a)
This Agreement constitutes the legal, valid, and binding obligation of Buyer, enforceable against Buyer in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy or other similar laws affecting the rights and remedies of creditors generally and by general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).  Upon the execution and delivery by Buyer of the Instruments of Conveyance and any other documents executed and delivered by Buyer at the Closing (collectively, the “Buyer’s Closing Documents”), the Buyer’s Closing Documents shall constitute the legal, valid, and binding obligations of Buyer enforceable against Buyer in accordance with their respective terms, except as such enforceability may be limited by applicable bankruptcy or other similar laws affecting the rights and remedies of creditors generally and by general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).  Buyer has the absolute and unrestricted right, power, authority, and capacity to execute and deliver this Agreement and the Buyer’s Closing Documents, and to perform its obligations under this Agreement and the Buyer’s Closing Documents.

(b)
Except as disclosed to Seller on Part 4.02 of the Buyer’s Disclosure Schedule, neither the execution and delivery of this Agreement by Buyer nor the consummation or performance of any of the Contemplated Transactions by Buyer shall give any Person the right to prevent, delay, or otherwise interfere with any of the Contemplated Transactions.

(c)
Except with respect to MMS assignment approvals, or as disclosed to Seller on Part 4.02 of the Buyer’s Disclosure Schedule, Buyer is not and shall not be required to give any notice to or obtain any Consent from any Person in connection with the execution and delivery of this Agreement or the consummation or performance of any of the Contemplated Transactions

(d)	Buyer is or by the Intended Closing Date will be qualified with the MMS to own the Assets.

4.03.                  Certain Proceedings.  There is no pending Proceeding that has been commenced against Buyer that challenges, or may have the effect of preventing, delaying, making illegal, or otherwise interfering with, any of the Contemplated Transactions.  To Buyer’s Knowledge, no such Proceeding has been Threatened.  There are no bankruptcy, or bankruptcy related reorganization or arrangement, proceedings being contemplated by Buyer or, to the Knowledge of Buyer, pending or Threatened against Buyer.

4.04.                  Knowledgeable Investor.  Buyer is an experienced and knowledgeable investor in the oil and gas business.  Prior to entering into this Agreement, Buyer was advised by its own legal, tax, and other professional counsel concerning this Agreement, the Contemplated Transactions, the Assets, and their value, and it has relied solely thereon and the representations and obligations of Seller in this Agreement and the documents to be executed by Seller in connection with this Agreement at Closing.  Buyer is acquiring the Assets for its own account and not for distribution.

4.05.                  Securities Laws.  The solicitation of offers and the sale of the Assets by Seller have not been registered under any securities laws.  Buyer represents that at no time has it been presented with or solicited by or through any public promotion or any form of advertising in connection with this transaction.  Buyer represents that it intends to acquire the Assets for its own benefit and account and that it is not acquiring the Assets with the intent of distributing fractional, undivided interests that would be subject to regulation by federal or state securities laws, and that if it sells, transfers, or otherwise disposes of the Assets or fractional undivided interests therein, it shall do so in compliance with applicable federal and state securities laws.

4.06.                  Due Diligence.  Without limiting or impairing any representation, warranty, covenant or agreement of Seller contained in this Agreement and the Seller's Closing Documents, or Buyer's right to rely thereon, Buyer represents that it has performed, or shall perform before the Closing, sufficient review and due diligence with respect to the Assets, which includes reviewing well data and other files in performing necessary evaluations, assessments, and other tasks involved in evaluating the Assets to satisfy its requirements completely and to enable it to make an informed decision to acquire the Assets under the terms of this Agreement.

4.07.                  Basis of Buyer’s Decision.  Buyer represents that by reason of its knowledge and experience in the evaluation, acquisition, and operation of oil and gas properties, Buyer has evaluated the merits and the risks of purchasing the Assets from Seller, and has formed an opinion based solely on Buyer’s knowledge and experience, Buyer’s due diligence and Seller’s representations, warranties, covenants and agreements contained in this Agreement, and not on any other representations or warranties by Seller.  Buyer represents that it has not relied and shall not rely on any statements by Seller or its representatives (other than those representations, warranties, covenants and agreements of Seller contained in this Agreement) in making its decision to enter into this Agreement or to close this transaction.

4.08.                  Material Factor.  Buyer acknowledges that Buyer's representations under this Article are a material inducement to Seller to enter into this Agreement and close the Contemplated Transactions with Buyer.

4.09.                  Brokers.  Buyer has not incurred any obligation or liability, contingent or otherwise, for broker’s or finder’s fees with respect to the transactions contemplated by this Agreement other than obligations that are the sole responsibility of Buyer.

ARTICLE 5

COVENANTS OF SELLER

5.01.                  Access and Investigation.  Between the date of this Agreement and the Closing Date, Seller shall (a) afford Buyer and its Representatives reasonable access to Seller’s personnel, properties, contracts, books and records, and other documents and data, (b) furnish Buyer and its Representatives with copies of all such contracts, books and records, and other existing documents and data as Buyer may reasonably request (and upon Buyer’s request use reasonable efforts to obtain the consent of third party operators to give Buyer and its Representatives reasonable access to similar information with respect to Assets not operated by Buyer or an Affiliate of Buyer), and (c) furnish Buyer and its Representatives with such additional financial, operating, and other data and information as Buyer may reasonably request; provided that, except as expressly provided in this agreement and in the seller's closing documents, Seller makes no warranty, and expressly disclaims all warranties as to the accuracy or completeness of the documents, information, books, records, files, and other pertinent data that it may provide to Buyer.

5.02.                  Operation of the Assets.

(a)
Between the date of this Agreement and the Closing Date, Seller shall conduct the business relating to the Assets only in the ordinary course of business.  By way of example, and not as a limitation, during such period, Seller shall use commercially reasonable efforts to:

(i)	maintain the Assets and operate the Assets or cause the Assets to be operated in the ordinary course of business;

(ii)
pay or cause to be paid all bonuses and  rentals,  royalties, overriding royalties, shut-in royalties, and minimum royalties and development and operating expenses, current taxes, and other payments incurred with respect to the Assets except (i) royalties held in suspense as a result of title issues and that do not give any third party a right to cancel an interest in an Asset and (ii) expenses or royalties being contested in good faith and for which adequate reserves have been provided, unless the nonpayment of such contested expenses or royalties could result in the loss of a Lease, in which case Seller will notify Buyer and obtain Buyer’s approval prior to withholding such payment;

(iii)	maintain the personal property comprising part of the Assets in at least as good a condition as it is on the date hereof, subject to ordinary wear and tear;

(iv)	safeguard and maintain confidential all records of a nonpublic nature (including without limitation geological and geophysical data and maps and interpretations thereof) that relate to the Assets; and

(v)	keep Buyer reasonably informed regarding current and proposed activities and operations relating to the Assets, except for activities and information relating to the Buyer Affiliate Assets.

(b)	Similarly, between the date of this Agreement and Closing, Seller shall not, without Buyer’s consent (and except for operations and other matters in which Buyer or an Affiliate of Buyer participates):

(i)	take any action that would cause its representations or warranties under this Agreement to be materially incorrect as of the Closing Date except in the ordinary course of business;

(ii)	abandon any Asset (except for the abandonment of producing leases not capable of producing in paying quantities after the expiration of their primary terms);

(iii)	commence, propose, or agree to participate in any single operation with respect to the Wells or Leases with an anticipated cost in excess of $50,000 except for emergency operations;

(iv)	elect to participate in any single operation proposed by a third party with respect to the Wells or Leases with an anticipated cost in excess of $50,000, except for emergency operations;

(v)	terminate or materially amend or modify any Contract;

(vi)	waive any right of material value under any Contract;

(vii)
sell, lease, encumber, or otherwise dispose of all or any portion of any Assets, except for sales of Hydrocarbons in the ordinary course of business under Hydrocarbon sales agreements which meet the requirements of paragraph (viii) below or which are listed in Part 3.10(a)(ii) of Seller’s Disclosure Schedule; or

(viii)
enter into any new production sales, processing, gathering, or transportation agreement with respect to the Wells not terminable by Buyer without penalty after Closing on thirty (30) days notice or less.

(c)
The obligations of Seller in this Section 5.02 which have reference to operations or activities that pursuant to existing contracts are carried out or performed by a third party operator, shall be construed to require only that Seller use its reasonable best efforts (without being obligated to incur any expense or institute any cause of action) to cause the operator of such portion of the Assets to take such actions or render such performance within the constraints of the applicable operating agreements and other applicable agreements.

(d)
After consultation with Buyer, Seller, at its option, may perform any of its obligations attributable to the EC 270 Withdrawal and monetary obligations paid by Seller pursuant to such performance shall be Property Costs included in Section 2.05(b)(ii)(A).

5.03.                  Insurance.  Seller shall maintain in force during the period from the date of this Agreement until Closing, all of Seller’s general liability, workers compensation, auto liability, property and casualty and well control insurance policies in the amounts and with the coverages currently maintained by Seller covering the Assets.  Notwithstanding the foregoing, the premiums for such insurance that accrue after the Effective Time and are attributable to insurance coverage for the period after the Effective Time until the Closing will constitute Property Costs.

5.04.                  Consent and Waivers.  Seller agrees to use commercially reasonable efforts to obtain prior to Closing written waivers of all Preferential Purchase Rights and all waivers and Consents necessary for the transfer of the Assets to Buyer; provided that in the event Seller is unable to obtain all such waivers and Consents after using such reasonable efforts, such failure to satisfy shall not constitute a Breach of this Agreement.

5.05.                  Notification.  Between the date of this Agreement and the Closing Date, Seller shall promptly notify Buyer in writing if Seller obtains Knowledge of any fact or condition that causes or constitutes a Breach, in any material respect, of any of Buyer’s representations and warranties as of the date of this Agreement, or if Seller obtains Knowledge of the occurrence after the date of this Agreement of any fact or condition that would (except as expressly contemplated by this Agreement) cause or constitute a Breach, in any material respect, of any such representation or warranty had such representation or warranty been made as of the time of occurrence or discovery of such fact or condition.  During the same period, Seller shall promptly notify Buyer if Seller obtains Knowledge of the occurrence of any Breach, in any material respect, of any covenant of Seller in this Article 5 or of the occurrence of any event that may make the satisfaction of the conditions in Article 7 impossible or unlikely.  The covenants and agreements set forth in Section 6.02 are incorporated into this Section as covenants and agreements of Seller.

5.06.                  Satisfaction of Conditions.  Between the date of this Agreement and the Closing Date, Seller shall use commercially reasonable efforts to cause the conditions in Article 7 to be satisfied; provided that in the event Seller is unable to satisfy such conditions after using such commercially reasonable efforts, such failure to satisfy shall not constitute a Breach of this Section 5.06; provided further, however, the foregoing shall not constitute a waiver of Seller’s Breach of any of the other provisions of this Article 5 or any other Breach of this Agreement, including any Breach resulting Seller’s failure to perform its obligations under Section 2.04.

ARTICLE 6

COVENANTS OF BUYER

6.01.                  Notification.  Between the date of this Agreement and the Closing Date, Buyer shall promptly notify Seller in writing if Buyer obtains Knowledge of any fact or condition that causes or constitutes a Breach, in any material respect, of any of Seller’s representations and warranties as of the date of this Agreement, or if Buyer obtains Knowledge of the occurrence after the date of this Agreement of any fact or condition that would (except as expressly contemplated by this Agreement) cause or constitute a Breach, in any material respect, of any such representation or warranty had such representation or warranty been made as of the time of occurrence or discovery of such fact or condition.  During the same period, Buyer shall promptly notify Seller if Buyer obtains Knowledge of the occurrence of any Breach, in any material respect, of any covenant of Buyer in this Article 6 or of the occurrence of any event that may make the satisfaction of the conditions in Article 8 impossible or unlikely.

6.02.                  Limitations on Sections 5.05 & 6.01.  Should there be any dispute as to whether a party had Knowledge that a representation or warranty of the other party had been Breached or would be Breached in any material respect or that any covenant or agreement of the other party had been Breached in any material respect, the burden of proof regarding such party’s Knowledge shall be on the party claiming that Knowledge existed.  There shall be no Breach of the covenants in Section 5.05 or Section 6.01 as a result of a party’s failure to report a Breach of any representation or warranty or a Breach of any covenant or agreement of which it had Knowledge if the party subject to the Breach also had Knowledge thereof prior to Closing.

6.03.                  Satisfaction of Conditions.  Between the date of this Agreement and the Closing Date, Buyer shall use commercially reasonable efforts to cause the conditions in Article 8 to be satisfied; provided that in the event Buyer is unable to satisfy such conditions after using such commercially reasonable efforts such failure to satisfy shall not constitute a Breach of this Section 6.03; provided further, however, the foregoing shall not constitute a waiver of Buyer's Breach of any of the other provisions of this Article 6 or any other Breach of this Agreement, including any Breach resulting Buyer’s failure to perform its obligations under Section 2.04.

ARTICLE 7

CONDITIONS PRECEDENT TO BUYER’S OBLIGATION TO CLOSE

Buyer's obligation to purchase the Assets and to take the other actions required to be taken by Buyer at the Closing is subject to the satisfaction, at or prior to the Closing, of each of the following conditions (any of which may be waived by Buyer, in whole or in part):

7.01.                  Accuracy of Representations.  All of Seller’s representations and warranties in this Agreement must have been accurate in all material respects (or, with respect to representations and warranties qualified by materiality, in all respects) as of the date of this Agreement, and must be accurate in all material respects (or, with respect to representations and warranties qualified by materiality, in all respects) as of the Closing Date as if made on the Closing Date (other than representations and warranties that refer to a specified date which need only be true and correct on and as of such specified date).

7.02.                  Seller’s Performance.

(a)
All of the covenants and obligations that Seller is required to perform or to comply with pursuant to this Agreement at or prior to the Closing must have been duly performed and complied with in all material respects.

(b)	Seller must deliver, or be prepared to deliver, each document required to be delivered by it pursuant to Section 2.04.

7.03.                  No Proceedings.  Since the date of this Agreement, there must not have been commenced or Threatened against Seller, or against any Affiliates thereof, any Proceeding (other than by Buyer or an Affiliate of Buyer) seeking to restrain, enjoin or otherwise prohibit or make illegal, or seeking to recover material damages on account of, any of the Contemplated Transactions.

ARTICLE 8

CONDITIONS PRECEDENT TO SELLER’S OBLIGATION TO CLOSE

Seller’s obligation to sell the Assets and to take the other actions required to be taken by Seller at the Closing is subject to the satisfaction, at or prior to the Closing, of each of the following conditions (any of which may be waived by Seller, in whole or in part):

8.01.                  Accuracy of Representations.  All of Buyer’s representations and warranties in this Agreement must have been accurate in all material respects as of the date of this Agreement, and must be accurate in all material respects as of the Closing Date as if made on the Closing Date.

8.02.                  Buyer’s Performance.

(a)
All of the covenants and obligations that Buyer is required to perform or to comply with pursuant to this Agreement at or prior to the Closing must have been duly performed and complied with in all material respects.

(b)	Buyer must deliver, or be prepared to deliver, each document required to be delivered by it pursuant to Section 2.04.

8.03.                  No Proceedings..  Since the date of this Agreement, there must not have been commenced or Threatened against Buyer, or against any Affiliates thereof, any Proceeding (other than by Seller or an Affiliate of Seller) seeking to restrain, enjoin or otherwise prohibit or make illegal, or seeking to recover material damages on account of, any of the Contemplated Transactions.

ARTICLE 9

TERMINATION

9.01.                  Termination Events.  This Agreement may, by written notice given prior to or at the Closing, be terminated:

(a)	by either Buyer or Seller if a Breach, in any material respect, has been committed by the other party and such Breach has not been waived or cured;

(b)	by mutual consent of Buyer and Seller;

(c)
by either Buyer or Seller if the Closing has not occurred (other than through the failure of any party seeking to terminate this Agreement to comply fully with its obligations under this Agreement) on or before the date scheduled for Closing in Section 2.03, or such later date as the parties may agree upon in writing;

(d)	by Buyer if the conditions in Article 7 have not been satisfied on or before the Closing Date;

(e)	by Seller if the conditions in Article 8 have not been satisfied on or before the Closing Date; or

(f)	as provided in Article 11.

9.02.                  Effect of Termination.  Each party's rights of termination under Article 11 are in addition to the rights it may have under this Article 9.  If this Agreement is terminated pursuant to Section 9.01, all further obligations of the parties under this Agreement shall terminate, but such termination shall not impair nor restrict the rights of either party against the other with respect to the Deposit Amount or under Article 10.

ARTICLE 10

INDEMNIFICATION; REMEDIES

10.01.                Survival.  All representations, warranties, covenants, and agreements contained in this Agreement shall survive the Closing and continue until December 30, 2010 (or, if termination of this Agreement occurs under Article 9, then on the earlier of December 30, 2010, or one (1) year following the termination under Article 9, in the case of Sections 10.02(c), 10.03(c) and 10.03(d) only), except:

(a)
if another survival period for making a claim is expressly provided in the underlying covenant or agreement, then such other survival period shall apply with respect to such specific covenant or agreement;

(b)	the indemnities contained in this Article 10 shall survive the Closing and continue in accordance with their respective terms set forth below in this Article 10; and

(c)	the representations, warranties, covenants, and agreements in Article 12 and Sections 3.01, 3.06, 3.07, 4.01 and 4.09 shall continue indefinitely.

10.02.                  Indemnification and Payment of Damages by Seller.  Except as otherwise limited in this Article 10, from and after the Closing (or before or after the Closing in the case of Section 10.02(c) below) Seller shall defend, indemnify and hold harmless Buyer and its Affiliates and the respective Representatives of Buyer and/or its Affiliates (collectively, the “Buyer Group”) for, and shall pay to the Buyer Group the amount of, any loss, liability, claim, or damage (including reasonable legal fees and costs of investigation), whether or not involving a third-party claim (collectively, “Damages”), arising from any and all of the following:

(a)	any Breach of any representation or warranty made by Seller in this Agreement, or in any certificate delivered by Seller pursuant to this Agreement;

(b)	any Breach by Seller of any covenant or obligation of Seller in this Agreement;

(c)
any claim by any Person for brokerage or finder's fees or commissions or similar payments based upon any agreement or understanding alleged to have been made by any such Person with Seller (or any Person acting on its behalf) in connection with any of the Contemplated Transactions;

(d)	any Retained Liabilities;

(e)
the use, ownership, or operation of the Assets by Seller or any Affiliate of Seller prior to the Effective Time, except to the extent (i) assumed by Buyer as Assumed Liabilities or (ii) constituting Damages attributable to the use, ownership, or operation of the Buyer Affiliate Assets by Buyer or an Affiliate of Buyer; and

(f)	the use, ownership, or operation of the Excluded Assets.

Except for Buyer's termination rights under Articles 9 and 11 of this Agreement, the remedies provided in this Article 10 (if Closing occurs) and Section 2.02 (if Closing does not occur) are Buyer's and Buyer Group's exclusive remedies for Seller's Breaches.  Seller’s obligations under this Section 10.02 are not intended to cover, and shall not release Buyer Group from, any obligations and responsibilities that any member of Buyer Group may have (i) as operator of the Assets before or after the Effective Time, (ii) as owner of an undivided interest in the Leases, the Equipment, the Contracts or the Surface Rights before and after the Effective Time, or (iii) as a participating party in any non-consent or similar operation in which a member of Seller Group does not participate before or after the Effective Time.

10.03.                Indemnification and Payment of Damages by Buyer.  Except as otherwise limited in this Article 10, from and after the Closing (or before or after the Closing in the case of Sections 10.03(c) and 10.03(d) below) Buyer shall defend, indemnify and hold harmless Seller and its Affiliates and the respective Representatives of Seller and/or its Affiliates (collectively, the “Seller Group”) for, and shall pay to Seller Group the amount of any Damages arising from any and all of the following:

(a)	any Breach of any representation or warranty made by Buyer in this Agreement or in any certificate delivered by Buyer pursuant to this Agreement;

(b)	any Breach by Buyer of any covenant or obligation of Buyer in this Agreement;

(c)
any claim by any Person for brokerage or finder's fees or commissions or similar payments based upon any agreement or understanding alleged to have been made by any such Person with Buyer (or any Person acting on its behalf) in connection with any of the Contemplated Transactions; or

(d)
any loss, liability, claim, damage or suit which any of Buyer's employees or agents or their heirs, executors, or assigns may assert against Seller, based upon injury to person, including death or to property, arising in any manner whatsoever from any inspections of Seller’s property prior to Closing, WHETHER OR NOT BASED UPON STRICT LIABILITY OR CAUSED BY THE SOLE OR CONCURRENT NEGLIGENCE (WHETHER ACTIVE OR PASSIVE) OF SELLER, OR ANY PERSON OR ENTITY, UNLESS SUCH INJURY WAS OCCASIONED SOLELY BY THE GROSS NEGLIGENCE OR INTENTIONAL TORT OF SELLER OR ANY OFFICER, DIRECTOR, OR EMPLOYEE OR AGENT THEREOF;

(e)	the use, ownership, or operation of the Assets from and after the Effective Time, excluding any Damages arising from any Retained Liabilities;

(f)	the Assumed Liabilities; and

(g)
Damages arising out of or based on any untrue statement or alleged untrue statement of a material fact contained in any Registration Statement (including the S-3), Form 8-K, Form 10-K or any other filing made by Buyer or any Affiliate of Buyer with the SEC or in any amendment or supplement thereto (collectively, “Buyer’s Filings”) or in connection with any offer or sales of securities by Buyer or any Affiliate of Buyer or arising out of or based upon any omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, except insofar as such Damages arise out of or are based upon any untrue statement or omission of a material fact or alleged untrue statement or omission of a material fact which has been made therein or omitted therefrom in reliance upon and in conformity with the information of a material fact relating to the Assets furnished in writing by Seller to Buyer pursuant to Section 12.19 expressly for use in connection with Buyer’s Filings or with any offer or sale of securities by Buyer or any Affiliate of Buyer; notwithstanding anything hereto to the contrary, the indemnities contained in this Section 10.03(g) shall survive the Closing and continue indefinitely.

Except for Seller’s termination rights under Articles 9 and 11 of this Agreement, the remedies provided in this Article 10 (if Closing occurs) and Section 2.02 (if Closing does not occur) are Seller's and Seller Group’s exclusive remedies for Buyer's Breaches.  Buyer's indemnities under Sections 10.03(e) and (f) are subject and subordinate to any claims for indemnity that Buyer may have against Seller pursuant to Section 10.02(a) or 10.02(b).  Buyer’s obligations under Sections 10.03(e) and (f) are not intended to cover, and shall not release Seller Group from, any obligations and responsibilities that any member of Seller Group may have as owner of the Excluded Assets from and after the Effective Time.

10.04.                Time Limitations.  Neither Seller nor Buyer shall have any liability (for indemnification or otherwise) with respect to any Breach of any representation, warranty, covenant or agreement under this Agreement unless, during the survival period set forth in Section 10.01 with respect to such representation, warranty, covenant or agreement, the other party notifies the Breaching party of a claim specifying the factual basis of that claim in reasonable detail to the extent then known by the party asserting such claim.  Claims for indemnity under Sections 10.02(a), 10.02(b), 10.03(a) and 10.03(b) with respect to the Breach of any representation, warranty, covenant or agreement may only be made during the survival period set forth in Section 10.01 with respect to the particular representation, warranty, covenant or agreement as to which a claim of Breach is being made.  Claims for indemnity under Sections 10.02(d) and 10.02(e) must be made by written notice delivered to Seller on or before December 30, 2010, or shall be waived and released.  The parties’ respective indemnity obligations under Section 10.02(c), 10.02(f), 10.03(c), 10.03(d), 10.03(e), 10.03(f) and 10.03(g) shall survive indefinitely.

10.05.                Limitations on Amount — Seller.  If the Closing occurs, Seller shall have no liability under Section 10.02 until the total of all Damages indemnified thereunder, and as to which the liability threshold under this Section is applicable, exceeds one percent (1%) of the Purchase Price, and then Seller shall be liable for the entire amount of such Damages, not to exceed, however, twenty-five  percent (25%) of the Purchase Price.  Notwithstanding the foregoing and anything to the contrary in the Agreement (other than the proviso to this sentence), no limit on liability under this Section and no deductible or liability threshold under this Agreement shall be applied to reduce Seller’s obligations under Section 10.02 with respect to Sections 2.05, 2.08, 3.01, 3.06, 3.07, 3.09 (in regard to Part 3.09(d) of the Seller’s Disclosure Schedule), 3.15, 5.02, 5.03, 10.02(c), 10.02(d), 10.02(f), 12.01, 12.02, 12.05 and 12.16 or Article 11; provided, however, that aggregate liability of Seller for Damages under or in connection with this Agreement, whether for indemnification or otherwise, shall never exceed the Purchase Price.

10.06.                Limitations on Amount — Buyer.  If the Closing occurs, Buyer shall have no liability under Section 10.03 until the total of all Damages indemnified thereunder, and as to which the liability threshold under this Section is applicable, exceeds one percent (1%) of the Purchase Price, and then Buyer shall be liable for the entire amount of such Damages, not to exceed, however, twenty-five percent (25%) of the Purchase Price.  Notwithstanding the foregoing and anything to the contrary in the Agreement, no limit on liability under this Section and no deductible or liability threshold under this Agreement shall be applied to reduce Buyer’s obligations under Section 10.03 with respect to Sections 2.02, 2.05, 2.08, 4.01, 4.09, 10.03(c), 10.03(d), 10.03(e), 10.03(f), 10.03(g), 12.02, and 12.05.

10.07.                Procedure for Indemnification – Third Party Claims.

(a)
Promptly after receipt by an indemnified party under Section 10.02 or 10.03 of a claim for Damages or notice of the commencement of any Proceeding against it, such indemnified party shall, if a claim is to be made against an indemnifying party under such Section, give notice to the indemnifying party of the commencement of such claim.  The failure of any indemnified party to give notice of a claim as provided in this Section 10.07 shall not relieve the indemnifying party of its obligations under this Article 10 except to the extent such failure results in insufficient time being available to permit the indemnifying party to effectively defend against the claim or otherwise prejudices the indemnifying party’s ability to defend against the claim.

(b)
If any Proceeding referred to in Section 10.07(a) is brought against an indemnified party and it gives notice to the indemnifying party of the commencement of such Proceeding, the indemnifying party shall be entitled to participate in such Proceeding and, to the extent that it wishes (unless (i) the indemnifying party is also a party to such Proceeding and the indemnified party determines in good faith that joint representation would be inappropriate, or (ii) the indemnifying party fails to provide reasonable assurance to the indemnified party of its financial capacity to defend such Proceeding and provide indemnification with respect to such Proceeding), to assume the defense of such Proceeding with counsel reasonably satisfactory to the indemnified party and, after notice from the indemnifying party to the indemnified party of its election to assume the defense of such Proceeding, the indemnifying party shall not, as long as it diligently conducts such defense, be liable to the indemnified party under this Article 10 for any fees of other counsel or any other expenses with respect to the defense of such Proceeding, in each case subsequently incurred by the indemnified party in connection with the defense of such Proceeding.  If the indemnifying party assumes the defense of a Proceeding, no compromise or settlement of such claims may be effected by the indemnifying party without the indemnified party's consent unless (A) there is no finding or admission of any violation of Legal Requirements or any violation of the rights of any Person and no effect on any other claims that may be made against the indemnified party, and (B) the sole relief provided is monetary damages that are paid in full by the indemnifying party, and (C) the indemnified party shall have no liability with respect to any compromise or settlement of such claims effected without its consent.

(c)
Notwithstanding the foregoing, if an indemnified party determines in good faith that there is a reasonable probability that a Proceeding may adversely affect it or its Affiliates other than as a result of monetary damages for which it would be entitled to indemnification under this Agreement, the indemnified party may, by notice to the indemnifying party, assume the exclusive right to defend, compromise, or settle such Proceeding, but the indemnifying party shall not be bound by any determination of a Proceeding so defended or any compromise or settlement effected without its consent (which may not be unreasonably withheld).

10.08.                Procedure for Indemnification – Other Claims.  A claim for indemnification for any matter not involving a third-party claim may be asserted by notice to the party from whom indemnification is sought.

10.09.                Extent of Representations and Warranties.

(a)
Except as and to the extent expressly set forth in this Agreement or the Seller's Closing Documents, Seller makes no representations or warranties whatsoever, and disclaims all liability and responsibility for any representation, warranty, statement or information made or communicated (orally or in writing) to Buyer (including any opinion, information or advice which may have been provided to Buyer by any Affiliate or Representative of Seller or by any investment bank or investment banking firm, any petroleum engineer or engineering firm, Seller’s counsel or any other agent, consultant or representative).  Without limiting the generality of the foregoing, except as and to the extent expressly set forth in this Agreement or the Seller's Closing Documents, Seller expressly disclaims and negates any representation or warranty, express, implied, at common law, by statute, or otherwise relating to (a) the title to any of the Assets, (b) the condition or adequacy of the Assets (including without limitation, any implied or express warranty of merchantability, of fitness for a particular purpose, or of conformity to models or samples of materials), it being distinctly understood the Assets are being sold “As Is,” “Where Is” and “With All Faults As To All Matters,” (c) any infringement by Seller of any patent or proprietary right of any third party, (d) any information, data, or other materials (written or oral) furnished to Buyer by or on behalf of Seller (including without limitation, in respect of geological and engineering data, the existence or extent of oil, gas, or the mineral reserves, the recoverability of such reserves, any product pricing assumptions, and the ability to sell oil or gas production after Closing), and (e) the environmental condition and other condition of the Assets (including any Environmental Conditions) and any potential liability (including any Environmental Liability) arising from or related to the Assets.  Buyer and Seller agree that, to the extent required by applicable law to be effective, the disclaimers of certain warranties and representations contained in this Agreement are “conspicuous” disclaimers.

10.10.               Compliance With Express Negligence Test. The parties agree that the obligations of Seller to defend, indemnify and hold harmless any member of the Buyer Group pursuant to this Article 10, and the obligations Buyer to defend, indemnify and hold harmless any member of the Seller Group pursuant to this Article 10, shall be without regard to the negligence or strict liability of the indemnified Person (and such indemnified Person shall be entitled to indemnification notwithstanding such indemnified Person’s negligence or strict liability), in all cases whether the negligence or strict liability is active, passive, joint, concurrent, or sole or whether gross or simple negligence or willful misconduct of such indemnified Person.  The foregoing is a specifically bargained for allocation of risk among the parties, which the parties agree and acknowledge satisfies the express negligence rule and conspicuousness requirement under Texas law.

10.11.               Limitations of Liability.  In no event shall Seller or Buyer ever be liable to the other for any consequential, special, indirect, exemplary, or punitive damages relating to or arising out of the Contemplated Transactions; provided, however, that any consequential, special, indirect, exemplary, or punitive damages recovered by a third party (including a Governmental Body, but excluding any Affiliate of any party) against a party entitled to indemnity pursuant to this Article 10 shall be included in the Damages recoverable under such indemnity.

ARTICLE 11

TITLE MATTERS, CASUALTIES AND ENVIRONMENTAL MATTERS

11.01.               Title Examination and Access.  Buyer may make or cause to be made at its expense such examination as it may desire of the title of Seller to the Assets.  For such purposes, Seller shall (a) give to Buyer and its Representatives full access at any reasonable time to all of the files, records, contracts, correspondence, computer output and data files, maps, data, reports, plats, abstracts of title, lease files, well files, unit files, division order files, production marketing files, title opinions, title files and title records, title insurance policies, ownership maps, surveys, and any other information, data, records, and files that Seller has (or has access to) relating in any way to the title to the Assets, the past or present operation thereof, and the marketing of production therefrom, except, however, where restricted by license agreements or other agreements or contracts with a non-affiliated third party; (b) furnish to Buyer all other information in the possession of or available to Seller with respect to the title to the Assets as Buyer may from time to time reasonably request, except to the extent that Seller is prohibited therefrom by any agreement or contract to which it is a party or of which it is a beneficiary with a non-affiliated third party; and (c) authorize Buyer and its representatives to consult with attorneys, abstract companies, and other Representatives of Seller, whether utilized in the past or presently, concerning title-related matters with respect to the Assets.

11.02.               Preferential Purchase Rights.  Within ten (10) Business Days following the execution of this Agreement, Seller shall initiate all procedures required to comply with or obtain the waiver of all Preferential Purchase Rights which are applicable to the transactions contemplated by this Agreement prior to the Closing Date.  To the extent any such Preferential Purchase Rights are exercised by any holders thereof, or such Preferential Purchase Rights have not expired by their terms or been waived prior to the Closing Date, then the Assets subject to such Preferential Purchase Rights shall not be sold to Buyer and shall be excluded from the Assets and sale under this Agreement.  The Purchase Price shall be adjusted downward by the Allocated Value of the Assets so excluded.  If any holder of a Preferential Purchase Right applicable to this transaction initially elects to exercise that preferential right, but subsequently refuses or elects not to consummate the purchase under the preferential right (whether such failure occurs before or after the Closing Date), or if, after the Closing, the time period for a holder to exercise such a Preferential Purchase Right expires, the parties agree that Buyer shall purchase such interests covered by the preferential right in accordance with Allocated Value thereof (subject to the adjustments pursuant to Section 2.05) and the closing of such transaction shall take place on a date designated by Seller not more than ninety (90) days after the Closing Date.

11.03.               Required Consents.  Within ten (10) Business Days following the execution of this Agreement, Seller shall initiate all procedures required to comply with or obtain all Consents required for the transfer of the Assets.  If Seller shall fail to obtain any Consent required for the transfer of any Asset, Seller’s failure shall be handled as follows:

(a)
If the holder of the right to consent affirmatively refuses to consent prior to Closing, such refusal shall be considered a Title Defect under this Article and the Purchase Price shall be adjusted downward by the Allocated Value of the affected Asset.

(b)
Except for approvals from Governmental Bodies normally received subsequent to assignment, if Seller and Buyer reasonably believe a Consent will be obtained within a reasonable period of time subsequent to Closing, the Asset shall be held by Seller for the benefit of Buyer after Closing and Seller shall provide Buyer with the economic benefits thereof until such Consent is received or until ninety (90) days after the Closing, if later, and Buyer shall pay for the Asset at the Closing in accordance with this Agreement as though the Consent had been obtained.  If Seller obtains the Consent within ninety (90) days after the Closing, then Seller shall deliver conveyances of the Asset to Buyer.  If the Consent is not obtained or is affirmatively refused within ninety (90) days after the Closing, Seller shall promptly pay to Buyer an amount equal to the Allocated Value of the affected Asset (less any net revenues (revenues net of Property Costs) received by Buyer in connection with such Asset) plus interest on such amount from the Closing Date until paid at the Agreed Interest Rate, and Seller’s holding for the benefit of Buyer shall thereupon terminate.

The parties agree that no Consents will be requested with respect to any Wells listed on Exhibit A which are not located on the Leases and that such failure to request or obtain a Consent shall not cause such Wells and the Equipment with respect thereto from being included in the Assets for purposes of Buyer’s obligations under Section 2.06 and Article 10.

11.04.                Defensible Title.  As used herein, the term “Defensible Title” shall mean, as to the Assets, that title which:

(a)
Entitles Seller, as to each Well (or the specified zone(s) therein), to receive and retain without suspension, reduction or termination, not less than the Net Revenue Interest set forth for such Well (or the specified zone(s) therein) in Exhibit A, through the plugging, abandonment, and salvage of such Well (or the specified zone(s) therein), except for any decrease (i) caused by orders of the appropriate regulatory body having jurisdiction over the Well that are promulgated after the Closing Date that concern pooling, unitization, communitization, or spacing matters; or (ii) caused by Buyer, its successors or assigns;

(b)
Obligates Seller, as to each Well (or the specified zone(s) therein), to bear not more than the Working Interest set forth for such Well (or the specified zone(s) therein) in Exhibit A, through the plugging, abandonment, and salvage of such Well (or the specified zone(s) therein), except for any increase (i) caused by Buyer, its successors or assigns; (ii) that also results in the Net Revenue Interest associated with the Well being proportionately increased; or (iii) caused by orders of the appropriate regulatory body having jurisdiction over the Well that are promulgated after the Closing Date that concern pooling, unitization, communitization, or spacing matters;

(c)	Is free and clear of all Encumbrances except for Permitted Encumbrances; and

(d)	In the case of Assets other than Wells (such as pipeline interests), entitles Seller to the ownership interest reflected in Exhibit A.

11.05.               Title Defects. Buyer shall notify Seller in writing of Title Defects (“Title Defect Notice(s)”) no later than 5:00 p.m. Central Time on the tenth (10th) Business Day prior to the Closing Date (the “Title Claim Date”).  The Title Defect Notice shall state with reasonable specificity:  (i) the Asset affected; (ii) the particular Title Defect claimed; (iii) Buyer’s good faith estimate of the amount the Title Defect reduces the Allocated Value of the affected Asset (such amount being the “Defect Value”); and (iv) appropriate documentation, if any, substantiating Buyer’s claim.  Without limiting Seller’s Special Warranty, Buyer shall conclusively be deemed to have waived any Title Defects not asserted by a Title Defect Notice no later than 5:00 p.m. Central Time on the Title Claim Date.  For all Title Defects asserted in Title Defect Notices, Seller shall have the option of (a) curing the Title Defect, (b) contesting the Title Defect or Buyer’s good faith estimate of the Defect Value, (c) adjusting the Purchase Price downward by Buyer’s good faith estimate of the Defect Value, subject to the limitations set forth below, or (d) excluding the affected Asset and reducing the Purchase Price by the Allocated Value thereof.  Seller shall notify Buyer in writing of its election no more than five (5) Business Days following its receipt of a Title Defect Notice, and Seller's failure to make an election shall be deemed an election under clause (c) of the preceding sentence.

The Defect Value shall be determined pursuant to the following guidelines, where applicable:

(a)
if the Title Defect causes the actual Net Revenue Interest attributable to any Well (or the specified zone(s) therein) to be less than that stated in Exhibit A, then the Defect Value is the product of the Allocated Value of such Asset, multiplied by a fraction, the numerator of which is the difference between the Net Revenue Interest set forth in Exhibit A and the actual Net Revenue Interest to the extent such difference is caused by the asserted Title Defect, and the denominator of which is the Net Revenue Interest stated in Exhibit A;

(b)
if the Title Defect causes Seller to have a greater Working Interest in a Well (or the specified zone(s) therein) than the Working Interest specified therefor in Exhibit A, without a corresponding increase in the Net Revenue Interest, the Defect Value shall be equal to the present value (discounted at 10% compounded annually) of the increase in the costs and expenses reasonably forecasted by Seller and Buyer with respect to such Well (or the specified zone(s) therein) for the period from and after the Effective Time which is attributable to such increase in the Seller’s Working Interest that is caused by the asserted Title Defect;

(c)
if the Title Defect results from the existence of a lien, security interest, pledge or collateral assignment created by, through or under Seller, the Defect Value shall be an amount sufficient to fully discharge such lien, security interest, pledge or collateral assignment;

(d)
if the Title Defect results from any matter not described in paragraphs (a), (b) or (c) above, the Defect Value shall be an amount equal to the difference between the value of the Well(s) (or the specified zone(s) therein) or other Asset with such Title Defect and the value of the Well(s) (or the specified zone(s) therein) or other Asset without such Title Defect (taking into account the Allocated Value of the affected Asset);

(e)
if a Title Defect is not effective or does not affect a Well (or the specified zone(s) therein) or other Asset throughout the entire productive life of such Well (or the specified zone(s) therein) or other Asset, such fact shall be taken into account in determining the Defect Value.

In no event, however, shall the total of the Defect Values related to a particular Asset exceed the Allocated Value of such Asset.

11.06.               Seller’s Right to Cure. If Seller elects to cure a Title Defect, then Seller shall so notify Buyer in writing within five (5) Business Days after receipt of the particular Title Defect Notice (“Cure Notice”).  Seller shall either cure the Title Defect to the reasonable satisfaction of Buyer (“Cure”), or if Seller is unable to Cure such Title Defect within sixty (60) days after receipt of the Title Defect Notice, adjust the Purchase Price downward by Buyer’s good faith estimate of the Defect Value set forth in the Title Defect Notice, subject to the limitations set forth below.

If Seller elects to cure a Title Defect but is unable to do so prior to Closing, Seller shall convey the affected Asset to Buyer and Buyer shall pay for the affected Asset at Closing in accordance with this Agreement as though the Title Defect had been Cured; however, if Seller is unable to Cure the Title Defect within sixty (60) days after receipt of the Title Defect Notice, then Seller, at its sole option, shall either (a) adjust the Purchase Price downward by the Defect Value of that particular Title Defect and shall promptly pay to Buyer an amount equal to such Defect Value plus interest thereon at the Agreed Interest Rate from the Closing Date until paid, or (b) elect to have Buyer reconvey the affected Asset to Seller, whereupon the Purchase Price shall be adjusted downward by the Allocated Value of the affected Asset, less any net revenues (revenues net of Property Costs) received by Buyer in connection with the affected Asset, and Seller shall promptly pay to Buyer an amount equal to such downward adjustment plus interest thereon at the Agreed Interest Rate from the Closing Date until paid.

11.07.               Contested Title Defects. If Seller contests the existence of a Title Defect or Buyer’s good faith estimate of the Defect Value, then Seller shall so notify Buyer in writing no more than five (5) Business Days after Seller’s receipt of the Title Defect Notice (“Rejection Notice”).  The Rejection Notice shall state with reasonable specificity the basis of Seller’s rejection of the Title Defect or of Buyer’s good faith estimate of the Defect Value.  Within ten (10) days after Buyer’s receipt of the Rejection Notice, representatives of Buyer and Seller, knowledgeable in title matters, shall meet and, within twenty (20) days after Buyer’s receipt of such Rejection Notice, either: (i) agree to mutually reject the particular Title Defect, or (ii) agree on the validity of such Title Defect and the Defect Value, in which case Seller shall have sixty (60) days after the date of such agreement within which to Cure such Title Defect and failing such Cure, to adjust the Purchase Price as provided above.  If the parties cannot agree on either options (i) or (ii) in the preceding sentence, the Title Defect or the Defect Value subject to the Rejection Notice shall be submitted to arbitration in accordance with the procedures set forth in Section 12.15.  For any Title Defect asserted by Buyer in a Title Defect Notice by the Title Claim Date, if Seller fails to timely deliver a Rejection Notice or a Cure Notice, or, if applicable, to notify Buyer that Seller elects to exclude the affected Asset and reduce the Purchase Price by the Allocated Value thereof, then Seller shall be deemed to have accepted the validity of the Title Defect and Buyer’s good faith estimate of the Defect Value, and the Purchase Price shall be adjusted downward by an amount equal to the Defect Value of the Title Defect.

In the event a contested Title Defect cannot be resolved prior to Closing, Seller shall convey the affected Asset to Buyer and Buyer shall pay for the Asset at Closing in accordance with this Agreement as though there were no Title Defect; however, if the Title Defect contest results in a determination that a Title Defect exists, and Seller elects not to Cure or is unable to Cure the Title Defect within sixty (60) days after such determination, then Seller, at its sole option, shall either (a) adjust the Purchase Price downward by the Defect Value of that particular Title Defect and shall promptly pay to Buyer an amount equal to such Defect Value plus interest thereon at the Agreed Interest Rate from the Closing Date until paid, or (b) elect to have Buyer reconvey the affected Asset to Seller, whereupon the Purchase Price shall be adjusted downward by the Allocated Value of the affected Asset, less any net revenues (revenues net of Property Costs) received by Buyer in connection with the affected Asset, and Seller shall promptly pay to Buyer an amount equal to such downward adjustment plus interest thereon at the Agreed Interest Rate from the Closing Date until paid.

11.08.               Limitations on Adjustments for Title Defects. Notwithstanding the provisions of Sections 11.04, 11.05, 11.06, and 11.07, Seller is obligated to adjust the Purchase Price to account for Title Defects only if the aggregate Defect Value of all Title Defects that Seller has agreed to pay pursuant to Sections 11.05 or 11.06 or which are resolved pursuant to Section 11.07 (the “Aggregate Title Defect Value”) exceeds a deductible (not a threshold) equal to Five Hundred Thousand Dollars ($500,000.00).  If the Defect Value for any single Asset is less than Fifty Thousand Dollars ($50,000.00) (“De Minimis Title Defect Cost”), such value shall not be considered in calculating the Aggregate Title Defect Value.  The aggregated Defect Value(s) for any Asset shall never exceed the Allocated Value of such Asset.  If the sum of (i) the Aggregate Title Defect Value (including any unresolved disputed Title Defects and any uncured Title Defects, whether or not Seller has elected to attempt to cure), plus (ii) the aggregate value of Assets requiring consent to assign for which a consent has not been obtained by the Closing Date, plus (iii) in connection only with Buyer’s election to terminate, the aggregate value of Assets subject to preferential purchase rights that have not expired or been waived by the Closing Date exceeds twenty-five percent (25%) of the unadjusted Purchase Price, either Buyer or Seller may terminate this Agreement upon written notice to the other, and neither party shall thereafter have any further rights or obligations hereunder; provided, however, that the amounts covered by clause (iii) of this sentence shall not be taken into account for purposes of determining if Seller has a right to terminate this Agreement.  Buyer's claims for Breach by Seller of Section 5.02 shall not be subject to the limitations of this Section.

11.09.               Interest Additions. If Seller discovers an increase in the Net Revenue Interest shown on Exhibit A with respect to an Asset that is free of Title Defects (an “Interest Addition”), then Seller shall, from time to time and without limitation, have the right to give Buyer written notice of such Interest Additions (“Interest Addition Notice”), as soon as practicable but not later than the Title Claim Date, stating with reasonable specificity the Asset affected, the particular Interest Addition claimed, and Seller’s good faith estimate of the amount the additional interest increases the value of the affected Asset over and above that Asset’s Allocated Value (“Interest Addition Value”).  The Interest Addition Value shall be determined by multiplying the Allocated Value of the subject Well (or the specified zone(s) therein) by a fraction, the numerator of which is the increase in the Net Revenue Interest in such Well (or the specified zone(s) therein) over the Net Revenue Interest specified therefor in Exhibit A, and the denominator of which is the Net Revenue Interest specified for such Well (or the specified zone(s) therein) in Exhibit A.  Seller shall conclusively be deemed to have waived any additional interest not asserted by an Interest Addition Notice on or before the Title Claim Date.  If Buyer agrees with the existence of the Additional Interest and Seller’s good faith estimate of the Interest Addition Value, then any Purchase Price adjustment which Seller is required to make pursuant to Section 11.08 shall be decreased by the amount of the Interest Addition Value.  If Buyer contests the existence of the Interest Addition or Seller’s good faith estimate of the Interest Addition Value, then Buyer shall so notify Seller in writing within five (5) Business Days after Buyer’s receipt of the Interest Addition Notice (“Interest Addition Rejection Notice”).  The Interest Addition Rejection Notice shall state with reasonable specificity the basis of Buyer’s rejection of the Additional Interest or of Buyer’s good faith estimate of the Interest Addition Value.  Within ten (10) days after Seller’s receipt of the Interest Addition Rejection Notice, representatives of Buyer and Seller, knowledgeable in title matters, shall meet and either (a) agree to mutually reject the Interest Addition in which case Seller shall waive the Interest Addition, or (b) agree on the validity of such Interest Addition and the Interest Addition Value, in which case any Purchase Price adjustment which Seller is required to make pursuant to Section 11.08 shall be decreased accordingly.  If the parties cannot agree on either option (a) or (b) in the preceding sentence, the Interest Addition subject to the Interest Addition Rejection Notice shall be submitted to arbitration in accordance with the procedures set forth in Section 12.15.  If Buyer fails to timely deliver an Interest Addition Rejection Notice, Buyer shall be deemed to have accepted the validity of the Interest Addition and Seller’s good faith estimate of the Interest Addition Value, and Seller shall be entitled to setoff any Purchase Price adjustment as described above.  Buyer shall also promptly furnish Seller with written notice of any Interest Addition which is discovered by any of Buyer’s or any of its Affiliate’s employees, title attorneys, landmen, or other title examiners while conducting Buyer’s title review, due diligence, or investigation with respect to the Assets.

11.10.               Reconveyance.  If the Purchase Price is adjusted downward by one-hundred percent (100%) of the Allocated Value of any Asset, Buyer shall, at Seller’s sole option to be exercised no later than sixty (60) days after such Purchase Price adjustment, reconvey to Seller the Asset (effective as of the Effective Time).  In connection with such reconveyance, Buyer shall pay Seller all revenues received by Buyer with respect to such reconveyed Assets and Seller shall reimburse Buyer for all Property Costs paid by Buyer with respect to such reconveyed Assets.

11.11.               Casualty Loss and Condemnation.

(a)
If after the date of execution of this Agreement and prior to the Closing any part of the Assets is destroyed by fire or other casualty or if any part of the Assets is taken in condemnation or under the right of eminent domain or if proceedings for such purposes are pending or Threatened, Seller shall promptly give Buyer written notice of such occurrence, including reasonable particulars with respect thereto, and this Agreement shall remain in full force and effect notwithstanding any such destruction, taking, proceeding, or threat.

(b)
With regard to a loss occurring after the date of execution of this Agreement, except to the extent permitted or required pursuant to this Agreement, after the date of execution of this Agreement, without Buyer’s prior consent, no insurance or condemnation proceeds with respect to such loss shall be committed or applied by Seller prior to the Closing Date to repair, restore, or replace a damaged or taken portion of the Assets if the cost to repair, restore, or replace a damaged or taken portion of the Assets is projected to exceed $50,000.  To the extent such proceeds are not committed or applied by Seller prior to the Closing Date in accordance with this Section 11.11(b), Seller shall at the Closing pay to Buyer all sums paid to Seller by reason of such destruction or taking, less any reasonable costs and expenses incurred by Seller in collecting such proceeds.  In addition and to the extent such proceeds have not been committed or applied by Seller in accordance with this Section 11.11(b), in such repair, restoration, or replacement, Seller shall transfer to Buyer, at Closing, without recourse against Seller, all of the right, title, and interest of Seller in and to any unpaid insurance or condemnation proceeds arising out of such destruction or taking, less any reasonable costs and expenses incurred by Seller in collecting such proceeds.  Any such funds which have been committed by Seller for repair, restoration, or replacement as aforesaid shall be paid by Seller for such purposes or, at Seller’s option, delivered to Buyer upon Seller’s receipt from Buyer of adequate assurance and indemnity that Seller shall incur no liability or expense as a result of such commitment.

11.12.              Environmental Release.  All Environmental Liabilities are Assumed Liabilities.  The Buyer Group shall have no rights to recovery from or indemnification by any member of the Seller Group for Environmental Liabilities or any Environmental Condition under this Agreement or under or pursuant to any law or other Legal Requirement, and all rights or remedies which any member of the Buyer Group may have at or under any law or other Legal Requirement with respect to any Environmental Liabilities or Environmental Conditions are expressly waived.  BUYER, ON BEHALF OF ALL BUYER GROUP MEMBERS, DOES HEREBY AGREE, WARRANT AND COVENANT (A) THAT THE BUYER GROUP RELEASES, ACQUITS AND FOREVER DISCHARGES ALL SELLER GROUP MEMBERS FROM ANY AND ALL CLAIMS, DEMANDS AND CAUSES OF ACTION OF WHATSOEVER NATURE, INCLUDING WITHOUT LIMITATION ALL CLAIMS, DEMANDS AND CAUSES OF ACTION FOR CONTRIBUTION AND INDEMNITY UNDER STATUTE OR COMMON LAW, WHICH COULD BE ASSERTED NOW OR IN THE FUTURE AND THAT RELATE TO OR IN ANY WAY ARISE OUT OF ENVIRONMENTAL LIABILITIES OR ENVIRONMENTAL CONDITIONS AND (B) FROM AND AFTER CLOSING, THAT ALL BUYER GROUP MEMBERS WARRANT, AGREE AND COVENANT NOT TO SUE OR INSTITUTE ARBITRATION AGAINST ANY SELLER GROUP MEMBERS UPON ANY CLAIM, DEMAND OR CAUSE OF ACTION FOR INDEMNITY AND CONTRIBUTION THAT HAS BEEN ASSERTED OR COULD BE ASSERTED FOR ANY ENVIRONMENTAL LIABILITIES OR ENVIRONMENTAL CONDITIONS.

ARTICLE 12

GENERAL PROVISIONS

12.01.               Records.  Seller shall retain its original records and documents relating to the Assets, including but not limited to land and lease files, division of interest computer printouts, contract files, well files, and copies of well logs.  Seller, at Seller’s cost, shall use reasonable efforts to deliver the Asset Records that are included in the Assets to Buyer (FOB Seller's office) within thirty (30) days following Closing.

12.02.              Expenses.  Except as otherwise expressly provided in this Agreement each party to this Agreement shall bear its respective expenses incurred in connection with the preparation, execution, and performance of this Agreement and the Contemplated Transactions, including all fees and expenses of agents, representatives, counsel, and accountants.  Seller shall bear the filing or recording fees for recording or filing the releases and termination statements delivered by Seller to Buyer at Closing pursuant to Section 2.04(a)(vi).

12.03.              Notices.  All notices, consents, waivers, and other communications under this Agreement must be in writing and shall be deemed to have been duly given when (a) delivered by hand (with written confirmation of receipt), (b) sent by fax (with written confirmation of receipt), provided that a copy is mailed by registered mail, return receipt requested, (c) sent by electronic mail with receipt acknowledged, or (d) when received by the addressee, if sent by a nationally recognized overnight delivery service (receipt requested), in each case to the appropriate addresses and fax numbers set forth below (or to such other addresses and fax numbers as a party may designate by notice to the other party):

Seller:
MitEnergy Upstream LLC
9 Greenway Plaza
Suite 1250
Houston, Texas 77046
Fax:  713-960-0247
Phone:  713-960-0577
Attention:  Tomohiro Sunada, Vice President and Company Secretary

with copies to:

Mitsui & Co., Ltd.
E&P Division, Business Department II
2-1, Ohtemachi 1-Chome,
Chiyoda-Ku, Tokyo, Japan
Fax:  +81.3. 3285. 9126
Phone:  +81.3. 3285. 6588
Attention:    Motohiro Desaki, GM, Business Department III,
E&P Division

and

Mitsui Oil Exploration Co., Ltd.
Projects & New Ventures Div.
Hibiya Central Building 11th floor.
2-9, Nishi Shimbashi 1-Chome,
Minato-Ku, Tokyo, Japan
Fax:  +81.3.3502.5768
Phone:  +81.3.3502.5782
Attention:  Takeshi Kasuga, Unit General Manager, Unit 2

and

Fulbright & Jaworski L.L.P.
1301 McKinney, Suite 5100
Houston, Texas 77010
Fax:  713.651.5246
Phone:  713.651.3702
Attention: George F. Kutzschbach

Buyer:	Energy XXI, Inc.
1021 Main (One City Centre), Suite 2626
Houston, Texas 77002
Fax: 713-351-3334
Phone:  713-351-3034
Attention:  J. Granger Anderson III

with a copy to:

Gieger, Laborde & Laperouse, L.L.C.
701 Poydras Street, Suite 4800
New Orleans, Louisiana  70139
Telephone: 504-654-1333
Fax: 504-561-1011
Attention: Lambert M. Laperouse

12.04.               Jurisdiction; Service of Process.  Without limiting the parties agreement to arbitrate in section 12.15, any action or proceeding seeking a temporary or preliminary injunction to enforce any provision of, or based on any right arising out of, this Agreement or the Contemplated Transactions must be brought against any of the parties in the courts of the State of Texas, County of Harris, or, if it has or can acquire jurisdiction, in the United States District Court for the Southern District of Texas (Houston Division), and each of the parties consents to the jurisdiction of such courts (and of the appropriate appellate courts) for such limited purpose in any such action or proceeding and waives any objection to venue laid therein for such limited purpose.  Process in any action or proceeding referred to in the preceding sentence may be served on any party anywhere in the world.

12.05.               Further Assurances.  The parties agree (a) to furnish upon request to each other such further information, (b) to execute, acknowledge and deliver to each other such other documents, and (c) to do such other acts and things, all as the other party may reasonably request for the purpose of carrying out the intent of this Agreement and the documents referred to in this Agreement.  If following Closing, either party receives any monies or properties to which the other party is entitled pursuant to the terms of this Agreement, the party receiving such monies or properties shall promptly advise the other party of such receipt and pay or deliver such monies or properties to the other party in accordance with the terms of this Agreement.

12.06.              Waiver.  The rights and remedies of the parties to this Agreement are cumulative and not alternative.  Neither the failure nor any delay by any party in exercising any right, power, or privilege under this Agreement or the documents referred to in this Agreement shall operate as a waiver of such right, power, or privilege, and no single or partial exercise of any such right, power, or privilege shall preclude any other or further exercise of such right, power, or privilege or the exercise of any other right, power, or privilege.  To the maximum extent permitted by applicable law, (a) no claim or right arising out of this Agreement or the documents referred to in this Agreement can be discharged by one party, in whole or in part, by a waiver or renunciation of the claim or right unless in writing signed by the other party; (b) no waiver that may be given by a party shall be applicable except in the specific instance for which it is given; and (c) no notice to or demand on one party shall be deemed to be a waiver of any obligation of such party or of the right of the party giving such notice or demand to take further action without notice or demand as provided in this Agreement or the documents referred to in this Agreement.

12.07.               Entire Agreement and Modification.  This Agreement supersedes all prior agreements between the parties with respect to its subject matter and constitutes (along with the documents referred to in this Agreement) a complete and exclusive statement of the terms of the agreement between the parties with respect to its subject matter.  This Agreement may not be amended except by a written agreement executed by Buyer and Seller.  No representation, promise, inducement, or statement of intention with respect to the subject matter of this Agreement has been made by any party which is not embodied in this Agreement together with the documents, instruments, and writings that are delivered pursuant hereto, and none of the parties shall be bound by or liable for any alleged representation, promise, inducement. or statement of intention not so set forth.

12.08.               Assignments, Successors, and No Third-Party Rights.  Neither party may assign any of its rights under this Agreement without the prior written consent of the other party (which consent may be granted or denied at the discretion of the other party), and in the event of such consent, such assignment nevertheless shall not relieve such party of any of its obligations under this Agreement without the prior written consent of the other party; provided that (i) after Closing Seller, without consent or prior written approval, may assign any or all of its rights and obligations under this Agreement to any Affiliate of Seller, including Seller’s right to enforce and exercise any indemnification and hold harmless rights of Seller Group under Article 10 and the right to make and administer any claim for indemnity or hold harmless hereunder; provided, however, that no such assignment shall relieve Seller of any of its obligations or liabilities under this Agreement, and (ii) prior to Closing Buyer may assign all of its rights and obligations under this Agreement to an Affiliate of Buyer without consent or prior written approval; provided, however, that no such assignment shall relieve Buyer of any of its obligations or liabilities under this Agreement.  Subject to the preceding sentences, this Agreement shall apply to, be binding in all respects upon, and inure to the benefit of the successors and permitted assigns of the parties.  Nothing expressed or referred to in this Agreement shall be construed to give any Person other than the parties to this Agreement or any other agreement contemplated herein (and the Buyer Group and Seller Group who are entitled to indemnification under Article 10), any legal or equitable right, remedy, or claim under or with respect to this Agreement or any provision of this Agreement.  This Agreement, any other agreement contemplated herein, and all provisions and conditions hereof and thereof are for the sole and exclusive benefit of the parties to this Agreement and such other agreements (and the Buyer Group and Seller Group who are entitled to indemnification under Article 10), and their respective successors and permitted assigns.  Notwithstanding the foregoing, any indemnitee under Article 10 which is a third party shall be indemnified and held harmless under the terms of this Agreement only to the extent that a party (or its successor or permitted assign) expressly elects to exercise such right of indemnity and hold harmless on behalf of such third party indemnitee pursuant to Article 10; and no party (or its successor or permitted assign) shall have any direct liability or obligation to any third party or be liable to any third party for any election or non-election or any act or failure to act under or in regard to any term of this Agreement.  Any claim for indemnity or hold harmless hereunder on behalf of an indemnitee must be made and administered by a party to this Agreement (or its successor or permitted assign).

If Energy XXI, Inc. (the “EXXI”) assigns its rights and obligations under this Agreement to an Affiliate of EXXI (the “Affiliate Buyer”), EXXI and Affiliate Buyer shall have joint and several liability and responsibility for all of the obligations of EXXI and Affiliate Buyer in this Agreement, and the following provisions shall apply:

(a)
Affiliate Buyer irrevocably and unconditionally authorizes and empowers EXXI to (i) make or give any approval, waiver, request, consent, instruction or other communication on behalf of Affiliate Buyer, as Affiliate Buyer could do for itself with respect to this Agreement and the transactions contemplated hereby, including with respect to the amendment of any provision hereof, and (ii) execute and deliver all instruments and documents of every kind incidental to the foregoing with the same effect as if Affiliate Buyer had executed and delivered such instruments and documents itself.

(b)
Affiliate Buyer authorizes and empowers EXXI to receive all demands, notices or other communications directed to Affiliate Buyer under this Agreement.  Accordingly, any demands, notices or other communications directed to Affiliate Buyer hereunder shall be deemed effective if properly given to EXXI.

(c)
The joint and several obligations of EXXI and Affiliate Buyer are direct and primary.  Seller may enforce the obligations of EXXI and Affiliate Buyer under this Agreement against EXXI or Affiliate Buyer without first suing the other or joining (or giving notice to) the other in any suit or other enforcement action.  Seller may enforce any and all rights or remedies it may have hereunder solely against EXXI or solely against Affiliate Buyer without joining or giving any notice to the other and without in any manner releasing or waiving any liability or obligations of the other.

12.09.               Severability.  If any provision of this Agreement is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Agreement shall remain in full force and effect.  Any provision of this Agreement held invalid or unenforceable only in part or degree shall remain in full force and effect to the extent not held invalid or unenforceable.

12.10.               Article and Section Headings, Construction.  The headings of Sections and Articles in this Agreement are provided for convenience only and shall not affect its construction or interpretation.  All references to “Section” or “Article” refer to the corresponding Section or Article of this Agreement.  Unless expressly provided to the contrary, “hereunder”, “hereof’, “herein” and words of similar import are references to this Agreement as a whole and not any particular Section or other provision of this Agreement.  Each definition of a defined term herein shall be equally applicable both to the singular and the plural forms of the term so defined.  All words used in this Agreement shall be construed to be of such gender or number, as the circumstances require.  Unless otherwise expressly provided, the word “including” does not limit the preceding words or terms.  Each of Seller and Buyer has had substantial input into the drafting and preparation of this Agreement and has had the opportunity to exercise business discretion in relation to the negotiation of the details of the transactions contemplated hereby. This Agreement is the result of arm’s-length negotiations from equal bargaining positions. It is expressly agreed that this Agreement shall not be construed against any party, and no consideration shall be given or presumption made, on the basis of who drafted this Agreement or any particular provision hereof or who supplied the form of Agreement.

12.11.               Time of Essence.  With regard to all dates and time periods set forth or referred to in this Agreement, time is of the essence.

12.12.               Governing Law.  This Agreement and the relationship of the parties with respect to the Contemplated Transactions shall be governed by the laws of the State of Texas without regard to conflicts of laws principles, except that the law of another jurisdiction shall apply to this Agreement and the Contemplated Transactions insofar as it is mandatory that the law of such other jurisdiction apply to this Agreement and the Contemplated Transactions as a result of this Agreement and the Contemplated Transactions covering or relating to a part of the Assets for which it is mandatory that the law of such other jurisdiction, wherein or adjacent to which such part of the Assets are located, shall apply.

12.13.               Counterparts.  This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original copy of this Agreement and all of which, when taken together, shall be deemed to constitute one and the same agreement.

12.14.                Special Waivers.

(a)	Waiver of Trade Practices Acts.

(i)
It is the intention of the parties that Buyer's rights and remedies with respect to this transaction and with respect to all acts or practices of Seller, past, present or future, in connection with this transaction shall be governed by legal principles other than the Texas Deceptive Trade Practices—Consumer Protection Act, Tex. Bus. & Com. Code Ann. § 17.41 et seq. (the “DTPA”), the Louisiana unfair trade practices and consumer protection law, La. R.S. 51:1402, et seq. (the “UTPCPL”), or similar Laws from other jurisdictions (“Other Consumer Laws”).  As such, Buyer hereby waives the applicability of the DTPA, the UTPCPL and Other Consumer Laws to this transaction and any and all duties, rights or remedies that might be imposed by the DTPA, the UTPCPL and/or Other Consumer Laws, whether such duties, rights and remedies are applied directly by the DTPA, the UTPCPL or Other Consumer Laws themselves or indirectly in connection with other statutes.  Buyer acknowledges, represents and warrants that it is purchasing the goods and/or services covered by this Agreement for commercial or business use; that it has assets of $25 million or more according to its most recent financial statement prepared in accordance with generally accepted accounting principles; that it has knowledge and experience in financial and business matters that enable it to evaluate the merits and risks of a transaction such as this; and that it is not in a significantly disparate bargaining position with Seller.  In furtherance of the foregoing,

WAIVER OF CONSUMER RIGHTS

BUYER WAIVES ITS RIGHTS UNDER THE DECEPTIVE TRADE PRACTICES - CONSUMER PROTECTION ACT, SECTION 17.41 ET SEQ., BUSINESS & COMMERCE CODE, A LAW THAT GIVES CONSUMERS SPECIAL RIGHTS AND PROTECTIONS.  AFTER CONSULTATION WITH AN ATTORNEY OF BUYER’S OWN SELECTION, BUYER VOLUNTARILY CONSENTS TO THIS WAIVER.

(ii)
Buyer expressly recognizes that the price for which Seller has agreed to perform its obligations under this Agreement has been predicated upon the inapplicability of the DTPA, the UTPCPL and Other Consumer Laws and this waiver of the DTPA, the UTPCPL and Other Consumer Laws.  Buyer further recognizes that Seller, in determining to proceed with the entering into of this Agreement, has expressly relied on this waiver and the inapplicability of the DTPA, the UTPCPL and Other Consumer Laws.

(b)
Redhibition Waiver.  Buyer waives all rights in redhibition pursuant to Louisiana Civil Code Articles 2475 and 2520 through 2548, and acknowledges that this express waiver shall be considered a material and integral part of this sale and the consideration thereof.  Buyer acknowledges that this waiver has been brought to its attention and has been explained in detail and that Buyer has voluntarily and knowingly consented to this waiver of warranty of fitness and warranty against redhibitory vices and defects for the Assets.

(c)	Buyer further recognizes that Seller, in determining to proceed with entering into this Agreement, has expressly relied on the provisions of this Section 12.14.

12.15.               Arbitration.  It is agreed, as a severable and independent arbitration agreement separately enforceable from the remainder of this Agreement, that all disputes, controversies, or claims (whether contractual, tortious, equitable, statutory or otherwise) that may arise among the parties (or any Person included in Buyer Group or Seller Group) arising out of or in any way relating to this Agreement shall be finally and exclusively submitted to, and determined by, binding arbitration.  The arbitration proceedings shall be held in Houston, Texas.  The arbitration shall be conducted before a single arbitrator pursuant to the then current Commercial Arbitration Rules of the American Arbitration Association (the “AAA”).  The AAA shall appoint an independent arbitrator who does not have any financial interest in the dispute, controversy or claim or bear any relationship to either party and who maintains such independence throughout the arbitration proceedings. The arbitrator must be a licensed and practicing attorney (including any attorney practicing in-house for a company, with an outside law firm, as a solo practitioner, or as a professional arbitrator) or a retired judge of a state or federal court.  If the arbitrator should die, withdraw or otherwise become incapable of serving, or refuse to serve, a successor arbitrator shall be selected and appointed in the same manner as the original arbitrator.  In the event of any conflict between the Commercial Arbitration Rules of the AAA and the provisions of this Section 12.15, the provisions of this Section 12.15 shall govern and control.  The arbitrator shall apply the laws of the State of Texas (without regard to conflict of law rules) to the dispute, controversy, or claim, except that the law of another jurisdiction shall apply to this Agreement and the Contemplated Transactions insofar as this Agreement and the Contemplated Transactions cover or relate to a part of the Assets for which it is mandatory that the law of another jurisdiction, wherein or adjacent to which such part of the Assets are located, shall apply.  To the extent that they are not inconsistent with the Commercial Arbitration Rules of the AAA, evidentiary questions shall be governed by the Texas Rules of Evidence.  The arbitration shall proceed in the absence of a party who, after due notice, fails to answer or appear; provided, however, that an award shall not be made solely on the default of a party, but the arbitrator shall require the party who is present to submit such evidence as the arbitrator may determine is reasonably required to make an award.  The arbitrator’s award shall be in writing and shall set forth findings and conclusions upon which the arbitrator based the award.  The prevailing party in the arbitration shall be entitled to recover its reasonable attorneys’ fees, costs, and expenses incurred in connection with the arbitration, as determined by the arbitrator.  Consequential, indirect, special, exemplary or punitive damages shall not be allowed except those payable to third parties (and permitted under Section 10.11) for which liability is allocated among the parties by the arbitration award.  Any award pursuant to the arbitration shall be final and binding upon the parties and judgment on the award may be entered in any federal, state, or international court having jurisdiction, or application may be made to such court for a judicial confirmation of the award and an order and judgment enforcing the same, as the case may be.  The provisions of this Section shall survive the termination of this Agreement.  Notwithstanding the foregoing, this Section shall not prevent any party from seeking temporary or preliminary injunctive relief from a court of competent jurisdiction under appropriate circumstances; provided, however, such action shall not constitute a waiver of the provisions of this Section.

12.16.              Tax Deferred Exchange.  If Seller so requests, Buyer agrees to cooperate with Seller in a tax-deferred exchange described in Section 1031 of the Internal Revenue Code of 1986, as amended.  Notwithstanding the foregoing, Buyer shall not be obligated to enter into any agreement or to consent to an assignment of Seller’s rights or obligations hereunder which may have the effect of (i) impairing the title to the Assets, (ii) increasing Buyer’s obligations or liability hereunder or resulting in any additional cost, expense, or liability to Buyer; or (iii) requiring Buyer to execute a purchase agreement for the purchase of the exchange property or to take record title to the exchange property.  Seller hereby agrees to indemnify, defend, and hold Buyer harmless from and against any and all costs, expenses, claims, damages, losses, or liabilities (including, without limitation, reasonable attorney fees and costs) incurred by Buyer in connection with any exchange transaction or transactions or the performance by Buyer of its obligations pursuant to this Section.

12.17.               Press Release.  Until six (6) months after the Closing Date, neither Buyer nor Seller shall make any press release or other public announcement respecting this Agreement or the Contemplated Transactions without the consent of the other party, which shall not be unreasonably withheld, conditioned, or delayed, unless the party desiring to make the release or other announcement is advised by its counsel that the release or other announcement is required to comply with any Legal Requirement or stock exchange rule; provided, however, that the foregoing shall not prevent Buyer or Seller from recording the Instruments of Conveyances delivered at Closing or from complying with any disclosure requirements of Governmental Bodies that are applicable to the transfer of the Assets from Seller to Buyer.  In the event that any party wishes or is required to make a press release or other public announcement respecting this Agreement or the Contemplated Transactions that is subject to the restrictions of this Section, such party will provide the other with a draft of the press release or other public announcement for review at least five (5) Business Days prior to the time that such press release or other public announcement is to be made.  The parties will attempt in good faith to expeditiously reach agreement on such press release or other public announcement and the contents thereof.  Failure to provide comments back to the other party within five (5) Business Days of receipt of the draft release or announcement will be deemed consent to the public disclosure of such press release or other public announcement and the content thereof.  If the proposed press release or other public announcement contains any information required to be kept confidential under Section 12.18, the withholding of consent by the other party shall not be deemed to be unreasonable.

12.18.               Confidentiality.

(a)
Each party shall keep confidential, and cause its Affiliates and instruct its officers, directors, employees and advisors to keep confidential, all terms and provisions of this Agreement, except (i) as required by Legal Requirements or any standards or rules of any stock exchange to which such party or any of its Affiliates is subject, (ii) for information which is available to the public on the Closing Date, or thereafter becomes available to the public other than as a result of a breach of this Section, (iii) to the extent required to be disclosed in connection with complying with or obtaining a waiver of any Preferential Purchase Right or Consent, (iv) to the extent required to be disclosed in connection with a party becoming qualified with the MMS or the Louisiana State Mineral Board, and (v) to the extent that such party must disclose the same in any court or arbitration proceedings brought by it to enforce its rights hereunder.  This Section shall not prevent Buyer or Seller from recording the Instruments of Conveyances delivered at Closing or from complying with any disclosure requirements of Governmental Bodies that are applicable to the transfer of the Assets from Seller to Buyer.  The covenant set forth in this Section 12.18(a) shall terminate two (2) years after the Closing Date.

(b)
Until Closing occurs (and for a period of two (2) years after the date hereof with respect to Confidential Information included in Seller’s financial statements), the Confidential Information shall be used solely for purposes of this Agreement (including Buyer’s due diligence with respect to the Assets), shall be held confidential by Buyer and its Representatives, and shall not be disclosed in any way by Buyer or its Representatives to any third party without Seller’s prior written approval, provided that the Buyer may, without such approval, disclose Confidential Information:

(i)	to any outside professional consultants or advisers, upon obtaining a similar undertaking of confidentiality (but excluding this proviso) from such consultants;

(ii)
to any bank, financial institution, investment bank, private equity fund or other bona fide lender from whom Buyer is seeking or obtaining finance for the Purchase Price or part thereof, upon obtaining a similar undertaking of confidentiality (but excluding this proviso) from such lender;

(iii)
to the extent required by any applicable Legal Requirements, or the requirements of the U.S. Securities and Exchange Commission or any recognized stock exchange or over-the-counter exchange, in compliance with its rules and regulations;

(iv)	to any Governmental Body lawfully requesting such information, subject to the terms set forth in Section 12.18(c);

(v)
to those of Buyer’s Representatives and Affiliates who need to know such Confidential Information for the purposes of this Agreements and who shall (i) be advised by Buyer of this Section 12.18 and (ii) agree to be bound by the provisions hereof;

(c)
If Buyer is requested to disclose any Confidential Information in connection with any legal or administrative proceeding or investigation, Buyer will notify Seller immediately in writing of the existence, terms and circumstances surrounding such a request so that Seller may, in its sole discretion, seek a protective order or other appropriate remedy and/or take steps to resist or narrow the scope of the disclosure sought by such request.  Buyer agrees to assist Seller in seeking a protective order or other remedy, if requested by Seller.  If a protective order or other remedy is not obtained and, in the written opinion of Buyer’s counsel, disclosure is required by Legal Requirements, Buyer may make such disclosure without liability under this Agreement, provided that Buyer furnishes only that portion of the Confidential Information which is required to be disclosed by Legal Requirements, Buyer gives Seller notice of the information to be disclosed as far in advance of its disclosure as practicable and Buyer uses all reasonable efforts to ensure that confidential treatment will be accorded to all such disclosed Confidential Information.

(d)
Buyer shall be fully liable and responsible for any Breach by Buyer, its Affiliates or any of Buyer’s or its Affiliate’s Representatives of subsections (b) through (e) of this Section 12.18 and Buyer agrees that any such Breach shall cause immediate and irreparable injury to Seller.  In addition to any remedies at law, Seller shall be entitled to equitable relief from a court of competent jurisdiction, including, but not limited to, temporary restraining orders, preliminary injunctions and permanent injunctions.

(e)
If this Agreement terminates prior to the Closing, promptly upon receipt of written notice from Seller demanding the return by Buyer of the Confidential Information, Buyer shall immediately (and cause its Affiliates and Buyer’s or its Affiliate’s Representatives to immediately):

(i)
deliver to Seller all documents, all copies of such documents and other materials in whatever form (including interpretations and maps) or in or on which any such Confidential Information is contained or recorded that is in its possession, custody or control or in the possession, custody or control of Buyer, its Affiliates or Buyer’s or its Affiliates’ Representatives or any other Person to whom the Confidential Information was disclosed by Buyer, its Affiliates or such Representatives, or in lieu of delivering any portion of such Confidential Information to Seller, Buyer may destroy such portion of the Confidential Information and provide Seller with a written certification from an officer of Buyer that it has destroyed such portion of the Confidential Information; and

(ii)	destroy, delete or otherwise stop holding any other Confidential Information, whether held in electronic or any other form;

provided, however, that:

(1)           the foregoing obligation to deliver, destroy, delete or otherwise stop holding any Confidential Information shall not apply to corporate documents which are required to be retained by law or which are presented to Buyer’s or any of its Affiliate’s executive board (or the equivalent thereof), in which case Buyer or such Affiliate will take appropriate measures to preserve its confidentiality until destroyed; and

(2)           the obligation to delete or otherwise stop holding any Confidential Information from any computer, word processor or other devices shall not apply to automatically made back-up copies of computer records.  To the extent that computer back-up procedures create such copies Buyer or its Affiliate may retain these for the period normally used to archive back-up computer records and all back-up copies of computer records; however, such back-up computer records and back-up copies of computer records shall be shall be subject to the provisions of this Agreement for the term of this Agreement or until the same are earlier destroyed.

(f)
The covenants set forth in Section 12.18(b) through (e) shall terminate upon Closing; provided that Buyer shall remain liable to Seller for, and shall defend, indemnify and hold harmless Seller Group from and against, any Damages incurred by or claimed against Seller Group resulting from any Breach by Buyer, its Affiliates or any of Buyer’s or its Affiliate’s Representatives of subsections (b) through (e) of this Section 12.18 prior to such termination.

12.19.               Financial Information.  Seller will use commercially reasonable efforts to provide to Buyer within ten (10) Business Days of the execution of this Agreement such financial information as Buyer reasonably requires to prepare disclosures required by Statement of Financial Accounting Standards No. 69 - Disclosures about Oil and Gas Producing Activities for each of the twelve-month periods ended June 30, 2009, 2008, and 2007.  Until Closing, Seller agrees to cooperate with Buyer’s independent accountants as may be reasonably necessary in connection with the preparation of the disclosures referred to in the immediately preceding sentence, including Buyer’s preparation of audited statements of revenue and direct operating expenses of the Assets for each of the twelve-month periods ended June 30, 2009, 2008, and 2007 to be included in the Registration Statement, Form 8-K, Form 10-K or other filings to be made by Buyer with the SEC. Buyer will retain independent accountants to perform the audit of the statements of revenue and direct operating expenses of the Assets.  Buyer will reimburse Seller for all reasonable costs and expenses of Seller with respect to Seller’s performance of its obligations under this Section 12.19.  Seller will provide to Buyer a copy of Seller’s audited financial statements for each of the years ended December 31, 2007 and 2008 and Seller’s unaudited financial statements for the six months ended June 30, 2009.

12.20.               Amendments of Disclosure Schedules.  Prior to Closing, Seller may, from time to time, by delivering a written copy thereof to Buyer, supplement or amend its disclosure schedules attached to this Agreement relating to any representations or warranties of Seller, to include reference to any matter relating to Seller or the Assets which first arises or occurs after the date of execution of this Agreement and does not result from a Breach by Seller of any of its covenants or of any of its representations and warranties made as of the date of this Agreement.  Any such supplement or amendment of any such disclosure schedule by Seller will be effective to cure and correct any Breach by Seller or failure to satisfy any condition to Closing that would have existed absent such amendment or supplement.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties have executed and delivered this Agreement as of the date first written above.

SELLER:

MitEnergy Upstream LLC

By:	/s/ Kohei Omori
Name: Kohei Omori
Title: Executive Vice President and Chief Compliance Officer

BUYER:

Energy XXI, Inc.

By:	/s/ Ben Marchive
Name: Ben Marchive
Title: President

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